Exhibit 10.1

Execution Copy

$125.0 MILLION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 25, 2005,

among

BEAR CREEK CORPORATION,

as Borrower,

BEAR CREEK HOLDINGS INC.

(formerly known as Pear Acquisition Inc.)

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

GMAC COMMERCIAL FINANCE LLC,

as Collateral Agent,

UBS SECURITIES LLC,

as Arranger,

UBS AG, STAMFORD BRANCH,

as Issuing Bank, Administrative Collateral Agent and Administrative Agent,

UBS LOAN FINANCE LLC,

as Swingline Lender, and

CALYON NEW YORK BRANCH

as Syndication Agent

i

ANNEXES

Annex I	Applicable Margin

SCHEDULES

Schedule 1.01(a)	Mortgaged Real Property
Schedule 1.01(c)	Appraised Value of Eligible Equipment and Eligible Real Property
Schedule 1.01(d)	Locations of Eligible Equipment
Schedule 2.18(n)	Outstanding Letters of Credit
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.05(c)	Existing Intellectual Property Violations
Schedule 3.06(a)	Subsidiaries
Schedule 3.06(c)	Corporate Organizational Chart
Schedule 3.08(c)	Material Agreements
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.20	Acquisition Documents
Schedule 3.22	Location of Material Inventory
Schedule 4.01(g)	Local Counsel
Schedule 4.01(o)(iii)	Title Insurance Amounts
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.01(m)	Existing Documentary Letters of Credit
Schedule 6.02(c)	Existing Liens
Schedule 6.03	Permitted Sale Leasebacks
Schedule 6.04(a)	Existing Investments
Schedule 9.01(d)	Blocked Accounts

EXHIBITS

Exhibit A-1	Form of Administrative Questionnaire
Exhibit A-2	Form of Compliance Certificate
Exhibit A-3	Form of LC Request
Exhibit A-4	Form of Lender Addendum
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Landlord Lien Waiver and Access Agreement
Exhibit G	Form of Mortgage
Exhibit H-1	Form of Revolving Note
Exhibit H-2	Form of Swingline Note
Exhibit I-1	Form of Perfection Certificate

v

Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	Form of Security Agreement
Exhibit K-1	Form of Opinion of Company Counsel
Exhibit K-2	Form of Opinion of Local Counsels
Exhibit L	Form of Intercompany Note
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Borrowing Base Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of February 25, 2005 is among BEAR CREEK CORPORATION, a Delaware corporation (the “Borrower”), BEAR CREEK HOLDINGS INC., a Delaware corporation formerly known as Pear Acquisition Inc. (“Holdings”), the other Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), UBS LOAN FINANCE LLC, as a Lender and as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH (“UBS AG”), as issuing bank (in such capacity, “Issuing Bank”), as the administrative collateral agent (in such capacity, the “Administrative Collateral Agent”) and as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and GMAC COMMERCIAL FINANCE LLC, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties and Issuing Bank.

WITNESSETH:

WHEREAS, certain of the parties hereto have entered into that certain Credit Agreement dated as of June 17, 2004 (as heretofore amended, the “Original Credit Agreement”) pursuant to which the Lenders agreed, pursuant to the terms and conditions set forth therein, to extend certain loans and other financial accommodations to or for the benefit of Borrower, Holdings and the Guarantors; and

WHEREAS, in connection with the issuance of the Borrower’s unsecured Senior Notes (as hereinafter defined), the parties hereto have agreed to amend and restated the Original Credit Agreement in its entirety;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounting Changes” shall have meaning assigned to such term in Section 1.04.

“Accounts” shall mean, with respect to any Loan Party, all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Loan Party now or hereafter has rights.

“Acquisition” shall mean the acquisition by Holdings of all of the issued and outstanding common stock of the Borrower pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain Stock Purchase Agreement dated as of April 1, 2004 among Holdings, YCI, Yamanouchi Pharmaceutical Co., Ltd. and Yamanouchi U.S. Holding Inc., as amended or otherwise modified from time to time in accordance with the provisions hereof and thereof.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and all other documents, instruments and agreements executed in connection therewith or delivered pursuant thereto, in each case, by any Loan Party.

“Activation Notice” shall have the meaning assigned to such term in Section 9.01(e).

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor of the Administrative Agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b)(i).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A-1, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified or that is an executive officer or director of the Person specified.

“Agents” shall mean the Arranger, Administrative Agent, the Administrative Collateral Agent, the Collateral Agent, and any syndication agent, documentation agent or other agent appointed pursuant to the provisions of Article X.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.27.

“Applicable Margin” shall mean, for any day, the applicable percentage set forth in Annex I under the appropriate caption.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including stock of any Subsidiary of Holdings by the holder thereof) by Holdings, the Borrower or any of their Subsidiaries to any Person other than Borrower or any Subsidiary Guarantor (excluding (i) Inventory sold in the ordinary course of business, (ii) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iii) disposals of obsolete, uneconomical, negligible, worn out or surplus Property in the ordinary course of business, (iv) licenses of intellectual property not intended to effect a disposition thereof and leases of Real Property not intended to effect a disposition thereof or (v) sales of Cash Equivalents and marketable securities) and (b) any issuance or sale by any Subsidiary of Holdings of its Equity Interests to any Person (other than to the Borrower or any Subsidiary Guarantor or, in the case of the Borrower, to Holdings).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to the then-current weighted average cost of funds for borrowed money of Holdings and all of its Domestic Subsidiaries as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is publicly announced as being effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“BCO” shall mean Bear Creek Operations, Inc., a Delaware corporation.

“Blocked Accounts” shall have the meaning assigned to such term in Section 9.01(d).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) a Revolving Loan or (b) a Swingline Loan.

“Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.19, an amount equal to the sum of, without duplication:

(a)        the book value of Eligible Accounts of Borrower and the Subsidiary Guarantors multiplied by the advance rate of 80%, plus

(b)        the lesser of (i) the sum of (A) during the months of January through and including September in each calendar year, the advance rate of 55%, (B) at all other times, the advance rate of 75%, in each case, of the Cost of Eligible Inventory of Borrower and the Subsidiary Guarantors, and (C) at all times, the lesser of (1) the advance rate of 25% of the Cost of Eligible Shipping and Packing Supplies of the Borrower and the Subsidiary Guarantors and (2) $4,500,000, and (ii) the advance rate of 85% of the product of (A) the product of (1) net book value (after reserves as determined in accordance with GAAP) of Inventory of Borrower and the Subsidiary Guarantors and (2) the Inventory Eligibility Factor and (B) the Net Orderly Liquidation Percentage, plus

(c)        during the Fixed Asset Loan Period of each fiscal year, the Fixed Asset Loan Value of Borrower and the Subsidiary Guarantors; provided, that the Fixed Asset Loan Value of Borrower and the Subsidiary Guarantors shall in no event exceed $40.0 million, plus

(d)        for the time period beginning on the first Monday after Labor Day of each calendar year through and including the first Monday after Christmas of each calendar year, the book value of Eligible Credit Card Receivables of Borrower and the Subsidiary Guarantors multiplied by the advance rate of 80%, minus

(e)        the Hedging Reserve, minus

(f)        effective immediately upon notification thereof to Borrower by the Collateral Agent, any Reserves established from time to time by the Collateral Agent in the exercise of its reasonable credit judgment; provided, that the failure to provide such notice shall not affect the application of such Reserves;

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Administrative Agent with such adjustments as Administrative Agent and Collateral Agent deem appropriate in their collective reasonable credit judgment to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

“Borrowing Base Certificate” shall mean an Officer’s Certificate from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit N, delivered to the Administrative Agent and the Collateral Agent setting forth the calculation of the Borrowing Base with respect to the Borrower and all Subsidiary Guarantors.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Prepayment Account” shall have the meaning assigned to such term in Section 2.10(j).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate amount of all expenditures by such Person and its Subsidiaries during that period for fixed or capital assets that, in accordance with GAAP, are or should be classified as capital expenditures in the consolidated balance sheet of such Person and its Consolidated Subsidiaries, including, without limitation, expenditures made for and in connection with any acquisition of any Person the primary purpose of which is to acquire fixed or capital assets of such Person (to the extent of the purchase price attributed to such fixed or capital assets), but excluding any portion of such expenditures attributable solely to acquisitions of fixed or capital assets pursuant to any other Permitted Acquisition.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” shall have the meaning assigned to such term in Section 9.04.

“Cash Dominion Trigger Event” shall mean the occurrence of any one of the following events: (i) the aggregate outstanding principal balance of the Revolving Loans shall exceed $0 on the first Business Day after December 25th of any calendar year or (ii) an Event of Default shall occur and be continuing; provided, that, to the extent that the Cash Dominion Trigger Event has occurred due to clause (i) of this definition, if Excess Availability shall be equal to or greater than $30.0 million at the end of the period specified in Section 2.10(i), the Cash Dominion Trigger Event shall be deemed to be over. At any time that a Cash Dominion Trigger Event shall be deemed to be over or otherwise cease to exist, the Agents shall take such actions, including delivering such notices and directions to depositary institutions at which Blocked Accounts are established, to terminate the cash sweeps and other transfers existing pursuant to Section 9.01(e) as a result of any Activation Notice or other notices or directions given by any Agent during the existence of such Cash Dominion Trigger Event.

“Cash Equivalents” shall mean, as to any Person: (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc.; (c) time deposits and certificates of deposit or bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) above entered into with any bank meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above; and (g) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean, with respect to any Property (including Real Property) of any Person, any loss of title with respect to such Property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall be deemed to have occurred if: (a) Holdings at any time ceases to own 100% of the capital stock of Borrower; (b) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness; (c) prior to an IPO, (i) the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock representing a majority of the voting power of the total outstanding Voting Stock of Holdings or (ii) the Permitted Holders cease to own Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings; (d) following an IPO, (i) the Permitted Holders shall fail to own, or to have the power to vote or direct the voting of, Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings, (ii) the Permitted Holders cease to own Equity Interests representing more than 35% of the total economic interests of the Equity Interests of Holdings or (iii) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have “beneficial ownership” of all securities that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings; or (e) following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of 51% of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Swingline Commitment or LC Commitment.

“Closing Date” shall mean February 25, 2005.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Real Property and all other Property of whatever kind and nature pledged as collateral under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as a successor Collateral Agent pursuant to Article X.

“Collateral Agent Fee” shall have the meaning ascribed to such term in Section 2.05(b)(ii).

“Collection Account” shall have the meaning assigned to such term in Section 9.01(e).

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the account of the Borrower for the benefit of Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries, for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitments” shall mean the aggregate sum of each Lender’s Commitment.

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit A-2.

“Concentration Account” shall have the meaning assigned to such term in Section 9.01(e).

“Consolidated Companies” shall mean Holdings and its Consolidated Subsidiaries.

“Consolidated Current Assets” shall mean, with respect to any Person as at any date of determination, the total assets of such Person and its Consolidated Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of such Person and its Consolidated Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, with respect to any Person as at any date of determination, the total liabilities of such Person and its Consolidated Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of such Person and its Consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any applicable measurement period, Consolidated Net Income for such period, as adjusted by adding thereto to the extent deducted in calculating Consolidated Net Income during such measurement period (a) any provision for (or less any benefit from) income and franchise taxes, (b) the amount of Consolidated Interest Expense, (c) amortization and depreciation, (d) losses (or less gains) from Asset Dispositions (excluding sales expenses or losses related to current assets), (e) non-recurring charges and expenses in an amount, when combined with any such charges relating to any prior measurement period, not to exceed $2.0 million in the aggregate, (f) the amount of severance paid by Borrower and Subsidiary Guarantors during fiscal years 2005 and 2006 in an amount not to exceed $10.0 million, (g) the amount of expenses associated with the closing of retail stores of Borrower or any of its Subsidiaries in an amount not to exceed $1.5 million in the aggregate in any fiscal year, (h) non-cash charges (or less gains) relating to the marked to market provision for, the termination of, or terminated, Hedging Agreements, (i) an amount (not to exceed $500,000 in the aggregate) representing the write down of Inventory of the Companies relating to roses Inventory damaged or destroyed by herbicide in fiscal year 2005 or 2006 and (j) any amount paid to Wasserstein & Co., LP pursuant to the Management Services Agreement.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period; (b) the amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period; (c) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period); (d) the scheduled principal amount of all amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Holdings and its Subsidiaries for such period (as determined on the first day of the respective period); (e) the product of (i) all dividend payments on any series of Disqualified Capital Stock of Holdings during such period multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings, expressed as a decimal; and (f) the product of (i) all cash dividend payments on any Preferred Stock (other than Disqualified Capital Stock) of Holdings during such period, multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings, expressed as a decimal.

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capital Lease Obligations and all LC Exposure) of Holdings and its Consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, subject to the proviso set forth in the definition of “Test Period”, for any period, without duplication, the total consolidated interest expense of Holdings and its Consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including, capitalized interest, commitment fees, letter of credit fees and net amounts payable under Interest Rate Protection Agreements, but excluding any interest paid in kind) determined in accordance with GAAP plus, without duplication, (a) the portion of Capital Lease Obligations of Holdings and its Consolidated Subsidiaries representing the interest factor for such period, (b) imputed interest on Attributable Indebtedness, (c) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust, (d) the product of (i) all dividend payments on any series of any Preferred Stock of any Subsidiary of Holdings (other than any Preferred Stock held by Holdings or a Wholly Owned Subsidiary), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holding and its Subsidiaries, expressed as a decimal and (e) all interest on any Indebtedness of the type described in clause (e) or (j) of the definition of “Indebtedness” with respect to Holdings or any of its Subsidiaries. Notwithstanding the foregoing, for any period, Consolidated Interest Expense shall be calculated without regard to interest on the NOL Loan for such period and without regard to the $4.7 million of Consolidated Interest Expense arising as a result of the prepayment in full of the obligations under the Second Lien Loan Documents on the Closing Date.

“Consolidated Net Income” shall mean, for any period, the consolidated net income of Holdings and its Consolidated Subsidiaries determined in accordance with GAAP, but excluding in any event (a) after-tax extraordinary gains or extraordinary losses; (b) after-tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment or conversion of any Indebtedness or Equity Interest, of Holdings or any of its Subsidiaries or (ii) any sales of assets (other than Inventory in the ordinary course of business); (c) net earnings or losses of any other Person (other than a Subsidiary of Holdings) in which Holdings or any Consolidated Subsidiary has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by Holdings or such Consolidated Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of its net income is not at the time of determination permitted without approval under applicable law or regulation or under such Consolidated Subsidiary’s organizational documents or any agreement or instrument applicable to such Consolidated Subsidiary or its stockholders which approval has not been obtained; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write-up of assets; and (g) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any Consolidated Subsidiary or is merged into or consolidated with Holdings or any Consolidated Subsidiary or that Person’s assets are acquired by Holdings or such Consolidated Subsidiary (other than pursuant to the Acquisition).

“Consolidated Subsidiary” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in paragraphs (a) and (f) of Section 6.02, the following conditions:

(a)        Loan Party shall be contesting such Lien in good faith;

(b)        to the extent such Lien is in an amount in excess of $250,000, in the aggregate with all other such Liens, the Collateral Agent shall have established a Reserve (to the extent of such Lien on Eligible Accounts, Eligible Inventory, Eligible Equipment or Eligible Real Property) with respect thereto or obtained a bond in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto and the Administrative Agent shall endeavor to provide the Borrower with no less than 2 Business Days prior notice of any such Reserve; provided, that the failure to provide such notice shall not affect the application of such Reserve; and

(c)        such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) guaranteeing bankers’ acceptances and letters of credit, until a reimbursement obligation arises; or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Cost” shall mean, as determined by the Collateral Agent in good faith, with respect to Inventory, the lower of (a) landed cost computed on first-in a first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or the Subsidiary Guarantors or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been approved by Collateral Agent in its reasonable credit judgment.

“Credit Card Receivables” means amounts due to any Loan Party from any major credit card company acceptable to the Collateral Agent in its reasonable credit judgment, and subject to such terms and conditions as may be acceptable to the Collateral Agent in its reasonable credit judgment.

“Credit Card Receivables Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent among the Collateral Agent, Borrower or a Subsidiary Guarantor to which any Credit Card Receivable is owing, and the credit card company obligated on such Credit Card Receivable, which agreement provides, among other things, that (a) such credit card company shall comply with instructions originated by the Collateral Agent directing the payment of such Credit Card Receivables and (b) such credit card company shall agree that it shall have no Lien on, or right of setoff against, such Credit Card Receivable other than as may be reasonably acceptable to the Collateral Agent.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank; provided, that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Debt Issuance” shall mean the incurrence by Holdings, Borrower or any of their Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Allocation Percentage” as to any Lender shall mean the quotient (determined as a percentage) determined as of the date of an Event of Default, whose numerator equals the principal, interest, fees and other Obligations owing to such Lender (including all advances made by such Lender following such Event of Default) plus, without duplication, the amount of such Lender’s (and such Lender’s Affiliate’s) marked-to-market exposure under Hedging Agreements as of such date and all obligations in respect of overdrafts and related liabilities owed to such Lender (and such Lender’s Affiliates) arising from treasury, depositary and cash management services, or in connection with any automated clearinghouse transfers of funds (subject in each case to the limitations on such obligations set forth in the definition of “Obligations”) and whose denominator equals the principal, interest, fees and other Obligations owing to all Lenders (including all advances made by the Lenders following such Event of Default) plus, without duplication, the amount of all Lenders’ (and such Lenders’ Affiliates) marked-to-market exposure under Hedging Agreements as of such date and all obligations in respect of overdrafts and related liabilities owed to such Lenders (and such Lenders’ Affiliates) arising from treasury, depositary and cash management services, or in connection with any automated clearinghouse transfers of funds (subject in each case to the limitations on such obligations set forth in the definition of “Obligations”).

“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its equityholders or authorized or made any other distribution, payment or delivery of Property (other than Equity Interests or warrants or options having customary terms to acquire common stock or other Equity Interests of such Person) or cash to its equityholders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Equity Interests of such Person outstanding (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean all “documents,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Dollars” or “$” shall mean lawful money of the United States.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.19(a).

“Eligible Credit Card Receivables” shall means all Credit Card Receivables other than any of the following: (i) any Credit Card Receivable in which the Collateral Agent, on behalf of the Secured Parties, does not have a first priority and perfected Lien subject to Permitted Liens described in Sections 6.02(a), (b), and (e); (ii) any Credit Card Receivable with respect to which a Credit Card Receivables Control Agreement is not in full force and effect; (iii) any Credit Card Receivable that is not owned by Borrower or a Subsidiary Guarantor; (iv) any Credit Card Receivable that is payable in any currency other than Dollars; (v) any Credit Card Receivable that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority; (vi) any Credit Card Receivable (A) upon which Borrower’s or a Subsidiary Guarantor’s, as applicable, right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (B) as to which Borrower or a Subsidiary Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against the obligor on such Credit Card Receivable through judicial or administrative; (vii) to the extent that any defense, counterclaim, chargeback, setoff or dispute is asserted as to such Credit Card Receivable, it being understood that the remaining balance of the Credit Card Receivable shall be eligible; (viii) any Credit Card Receivable that is in default; provided, that, without limiting the generality of the foregoing, a Credit Card Receivable shall be deemed in default upon the occurrence of any of the following: (A) the Person obligated upon such Credit Card Receivable suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or (B) a petition is filed by or against any Person obligated upon such Credit Card Receivable under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; and (ix) any Credit Card Receivable as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (without duplication of any materiality qualifier contained therein).

“Eligible Equipment” shall mean any Equipment owned by Borrower or a Subsidiary Guarantor which is acceptable to Collateral Agent in its reasonable credit judgment for lending purposes and which, without limiting Collateral Agent’s discretion, meets, and so long as it continues to meet, the following requirements:

(a)        is located at one of the business locations in the United States of such Persons set forth on Schedule 1.01(d) (except that Equipment used in the Companies’ “outside pack” operations with a fair market value not to exceed $500,000 in the aggregate may be located at locations other than those set forth on Schedule 1.01(d)),

(b)        is subject to a valid and perfected first priority lien in favor of Collateral Agent subject to the Liens permitted under Sections 6.02(a), (b) and (e),

(c)        is owned by Borrower or Subsidiary Guarantor free and clear of all liens and rights of any other Person, except the valid and perfected first priority Lien in favor of Collateral Agent and Permitted Liens, if any, which are subordinated to the Lien of Collateral Agent or are described in paragraph (b) above,

(d)        does not breach any of the representations or warranties pertaining to such Equipment set forth in this Agreement or the other Loan Documents in any material respect (without duplication of any materiality qualifier contained therein),

(e)        is covered by insurance reasonably acceptable to Collateral Agent,

(f)        is appraised by an independent appraisal or audit firm designated by Collateral Agent and reasonably acceptable to Borrower, and

(g)        is not ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Collateral Agent in its reasonable credit judgment to address the results of any audit or appraisal performed by Collateral Agent from time to time after the date hereof.

An item of Equipment shall be excluded from Eligible Equipment if:

(i)        Borrower or Subsidiary Guarantor does not have good, valid, and marketable title thereto;

(ii)        except provided in clause (a) above, or otherwise agreed to by the Collateral Agent, it is located on Real Property leased by Borrower or a Subsidiary Guarantor, unless it is subject to a Landlord Lien Waiver and Access Agreement executed by the lessor, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of other Persons, if any, stored on the premises;

(iii)        it is damaged, defective or obsolete, or it constitutes furnishings or parts or fixtures affixed to Real Property, unless such Equipment is affixed to the Mortgaged Real Property listed on Schedule 1.01(d);

(iv)        Collateral Agent has not received evidence of the property or casualty insurance required by this Agreement with respect to such Equipment;

(v)        it is subject to a lease with any Person (other than Borrower or a Subsidiary Guarantor, unless a Lien on and security interest in the related lease shall be granted to the Collateral Agent and Collateral Agent shall have received all control agreements and instruments and all actions shall be taken as reasonably requested by the Collateral Agent to perfect the Collateral Agent’s security interest in such lease); or

(vi)        it is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent (unless a reasonably satisfactory mortgagee waiver has been delivered to the Collateral Agent) or the removal of which is subject to restrictions relating to financing arrangement, including any industrial revenue bond financing.

“Eligible Inventory” shall mean, subject to adjustment as set forth in Section 2.19(b), items of Inventory of the Borrower and the Subsidiary Guarantors.

“Eligible Real Property” shall mean the Real Properties which (a) are set forth on Schedule 1.01(c), or (b) are owned by Borrower or a Subsidiary Guarantor and designated from time to time by the Collateral Agent as being Eligible Real Property, provided, that with respect to each such parcel of Eligible Real Property, each of the material improvements thereon is acceptable to the Collateral Agent in its reasonable credit judgment for lending purposes and each of which, without limiting such reasonable credit judgment, meets, or continues to meet, the following requirements: (i) it is subject to a first priority mortgage or leasehold mortgage and lien in favor of Collateral Agent, (ii) it is owned by the Borrower or the applicable Subsidiary Guarantor free and clear of all liens and rights of any other Person, except the mortgage or leasehold mortgage and lien in favor of Collateral Agent and Permitted Liens permitted under Sections 6.02(a), (b), (d), (e), (g), (p), (r) and (v), (iii) it does not breach any of the representations or warranties pertaining to such property set forth in this Agreement or any other Loan Documents in any material respect (without duplication of any materiality qualifier contained therein), (iv) it is covered by title insurance with respect to the Lien of Collateral Agent and casualty and property insurance reasonably acceptable to the Collateral Agent, (v) it is appraised by an independent appraisal or audit firm designated by Collateral Agent and reasonably acceptable to Borrower and (vi) it is the subject of an environmental report reasonably requested by, and reasonably acceptable to, the Collateral Agent.

“Eligible Shipping and Packing Supplies” means packing and shipping materials, which but for the requirements of Section 2.19(b)(vii), would constitute “Eligible Inventory.”

“Environment” shall mean ambient air, surface water and groundwater (including, without limitation, potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as such term is otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication in each case alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, Property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to health, safety, or the Environment.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Materials, natural resources or natural resource damages, or occupational safety or health.

“Environmental Liabilities” shall mean, all liabilities, obligations, responsibilities, Responses, losses, damages, costs and expenses, fines, penalties, sanctions arising under any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority relating to any Release or threatened Release and resulting from the operation of the Companies.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned such term in the Security Agreement.

“Equity Financing” shall mean the $82.6 million cash equity investment (the “Cash Equity Financing”) invested in Holdings by the Permitted Holders and their designees on or about the Original Closing Date as the same has been further invested, directly or indirectly, together with $13.9 million in NOL Loan proceeds, by Holdings in cash equity in Borrower made on or prior to the Original Closing Date in an aggregate amount equal to $96.5 million.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, any issuance or sale by Holdings or Borrower (other than to Holdings) after the Closing Date of (a) any Equity Interests (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (b) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in the issuing or selling Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as such term is defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excess Availability” shall mean (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Borrowing Base on the date of determination less (b) all outstanding Loans and LC Exposure less (c) in the Collateral Agent’s reasonable credit judgment, the aggregate amount of all the outstanding and unpaid trade payables and other obligations of Borrower or any Subsidiary Guarantor which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination less (d) in the Collateral Agent’s reasonable credit judgment, the amount of checks issued by Borrower or any Subsidiary Guarantor to pay trade payables and other obligations which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination, but which checks either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment.

“Excess Cash Flow” shall mean, for any fiscal year of Borrower, the sum, without duplication, of

(a)        Consolidated EBITDA for such fiscal year, plus

(b)        cash gains excluded from Consolidated Net Income (other than any such gains in connection with a sale permitted by Section 6.05(m)), plus

(c)        reductions to non-cash working capital of Borrower and its Consolidated Subsidiaries for such fiscal year (i.e., the decrease, if any, in noncash Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year), minus

(d)        the amount of any cash income taxes paid or payable by Holdings and its consolidated Subsidiaries with respect to such fiscal year, net of any cash tax refunds received or receivable by Holdings or any of its Subsidiaries in such fiscal year, minus

(e)        cash interest paid by Holdings and its Consolidated Subsidiaries during such fiscal year, minus

(f)        Capital Expenditures made in cash in accordance with Section 6.08(d) during such fiscal year, to the extent funded from internally generated funds, minus

(g)        other than repayments and prepayments of the Senior Notes made with the proceeds of a Qualified Equity Offering as permitted by Section 6.09(ii)(B) or pursuant to Section 6.09(ii)(C), permanent repayments and prepayments of Indebtedness made by Holdings and its Consolidated Subsidiaries during such fiscal year, but only to the extent such repayments do not occur in connection with a refinancing of all or any portion of the Loans, minus

(h)        extraordinary cash losses from the sale of assets during such fiscal year and not included in Consolidated Net Income, minus

(i)        additions to noncash working capital for such fiscal year (i.e., the increase, if any, in noncash Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year); minus

(j)        Dividends paid by Holdings or any of its Subsidiaries (other than any such Dividends permitted pursuant to Section 6.06(e)).

provided, that, to the extent otherwise included therein, the Net Cash Proceeds of Asset Sales and Casualty Events shall be excluded from the calculation of Excess Cash Flow.

From and after any sale permitted by Section 6.05(m), the determination of “Excess Cash Flow” shall be made excluding any amounts set forth above related to the entities or assets so sold, except to the extent that such Excess Cash Flow has been otherwise paid to the Borrower and not returned to such sold entities.

“Excess Cash Flow Prepayment Amount” means an amount equal to (i) 50% of Excess Cash Flow for each full fiscal year of the Borrower ending after the Closing Date and for which the Borrower has delivered the annual financial statements required by Section 5.01(a), and computed on a cumulative consolidated basis, less (ii) the amount of all repayments or redemptions of Senior Notes made in reliance on the provisions of Section 6.09(ii)(C).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or carries on business (other than as a result of a connection arising solely from the Lender, Issuing Bank or Administrative Agent having executed, delivered or performed its obligations or received a payment under this Agreement or any other Loan Document) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which such lending office is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), withholding tax that is imposed on amounts payable to such Foreign Lender (x) at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or (y) that is attributable to such Foreign Lender’s failure or inability to deliver or furnish to Borrower the documentation specified in Section 2.15(e) where the provision of such documentation would have resulted in such Foreign Lender’s entitlement to an exemption from or reduction of withholding tax, except to the extent that such Foreign Lender (or its assignor or seller of a participation interest, if any) was entitled, at the time of designation of a new lending office (or in the case of an assignment or sale of a participation interest, at the time of assignment or acquisition of such participation interest), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Existing Debt Obligations” means the “Obligations” outstanding as of the Closing Date under the Original Credit Agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain amended and restated letter agreement dated as of February 25, 2005 among Holdings, UBS Loan Finance LLC and UBS Securities LLC.

“Fees” shall mean the Commitment Fee, the Administrative Agent Fee, the Collateral Agent Fee, the LC Participation Fee and the Fronting Fee.

“Final Maturity Date” shall mean February 25, 2010.

“Financial Officer” of any Person shall mean the Chief Financial Officer, Treasurer or Controller of such Person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

“Fixed Asset Loan Period” shall mean, in any fiscal year, the five fiscal month period beginning with the first day of the fiscal month of the Borrower commencing closest to July 31 of such fiscal year.

“Fixed Asset Loan Value” shall mean an amount equal to the sum of (a) the advance rate of 50% of the appraised net orderly liquidation value of the Eligible Equipment plus (b) the advance rate of 50% of the appraised fair market value of the Eligible Real Property. The appraised net orderly liquidation value of Eligible Equipment and the appraised fair market value of Eligible Real Property are set forth on Schedule 1.01(c), as Schedule 1.01(c) may be amended from time to time as provided herein. The aggregate Fixed Asset Loan Value of Borrower and the Subsidiary Guarantors as of the Closing Date is $48.4 million. If any Eligible Equipment or Eligible Real Property listed on Schedule 1.01(c) is sold, liquidated or otherwise ceases to be Eligible Equipment or Eligible Real Property, the Fixed Asset Loan Value shall be determined without giving effect to the appraised net orderly liquidation value of such Eligible Equipment or the appraised fair market value of such Eligible Real Property and such Eligible Equipment and Eligible Real Property shall be deleted from Schedule 1.01(c) and the Collateral Agent shall correspondingly amend Schedule 1.01(c) without any further action of any party hereto. The Collateral Agent may also amend Schedule 1.01(c) in its reasonable credit judgment upon the receipt of any updated appraisal that is receives pursuant to Section 9.03.

“Foreign Lender” shall mean any Lender or any Issuing Bank that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“FSA” shall mean the Food Security Act of 1985 (codified in 7 U.S.C. § 1631).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Materials on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean Holdings and each Subsidiary Guarantor.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or hazardous, toxic or dangerous chemicals, wastes, materials, compounds, constituents or substances, as all such terms are used in their broadest sense and defined by or under any Environmental Laws.

“Hedging Agreement” shall mean any Interest Rate Protection Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Reserve” shall mean a reserve determined by the Administrative Agent in its reasonable credit judgment and giving effect to the aggregate amount owing to Loan Parties by a counterparty to a Hedging Agreement, less the amount the applicable Loan Party owes such counterparty thereunder, less the aggregate amount of Property pledged to cash collateralize such obligation (other than the Collateral granted under the Loan Documents), in each case valued on a mark-to-market basis as of the last Business Day of the month (or if not available, the nearest prior Business Day for which such evaluation is available). The Administrative Agent shall endeavor to provide the Borrower with no less than 2 Business Days prior notice of any such Hedging Reserve; provided, that the failure to provide such notice shall not affect the application of such Hedging Reserve.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) the principal portion of all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (g) all obligations of such Person in respect of Hedging Agreements to the extent required to be reflected on a balance sheet of such Person; (h) all Attributable Indebtedness of such Person; (i) all obligations for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Instruments” shall mean all “instruments,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.05(c).

“Intercompany Note” shall mean a subordinated promissory note substantially in the form of Exhibit L.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur during the period that such Loan is outstanding and the Final Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such

Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to two weeks to the extent required under Section 2.03(e).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Holdings, Borrower or any of their Subsidiaries against fluctuations in interest rates and not entered into for speculation.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Inventory Appraisal” shall mean (a) on the Closing Date, the audit prepared by Hilco Appraisal Services, LLC dated May 21, 2004 and (b) thereafter, the most recent inventory appraisal approved by the Collateral Agent (by written notice to the Borrower as soon as practicable after the Collateral Agent’s receipt thereof) in its reasonable credit judgment.

“Inventory Eligibility Factor” shall mean, (a) until the Collateral Agent, in its reasonable credit judgment, approves an Inventory Appraisal after the Closing Date, (i) during the months of January through and including September in each calendar year, 81.38% and (ii) at all other times, 79.45% and (b) thereafter, as of any date of determination, the percentage set forth in the most recent Inventory Appraisal.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first underwritten public offering of Equity Interests of Holdings after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Section 2.18(k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean that certain joinder agreement substantially in the form of Exhibit E.

“Landlord Lien Waiver and Access Agreement” shall mean the Landlord Lien Waiver and Access Agreement, substantially in the form of Exhibit F, with such modifications thereto as shall be acceptable to the Collateral Agent and the Administrative Agent, in their reasonable credit judgment.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit A-3, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, lease options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, granting to another the right to use or possess all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit A-4¸ to be executed and delivered by such Lender on the Closing Date as provided in Section 11.14.

“Lender Affiliate” shall mean with respect to any Lender that is a fund or similar investment vehicle that makes or invests in bank loans or other commercial loans, any other fund or similar investment vehicle that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such advisor.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is three Business Days prior to the Final Maturity Date.

“Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness (other than Subordinated Debt issued to and held by any Permitted Holder) on such date to Consolidated EBITDA for the Test Period then most recently ended.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, any other type of preferential arrangement having the practical effect of any of the foregoing in respect of such Property or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Reserve” shall have the meaning assigned to such term in Section 2.10(g).

“Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Letters of Credit, the Notes (if any), the Security Documents, the Fee Letter, the Management Fee Subordination Agreement and each Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Loans” shall mean advances made to or at the instructions of Borrower pursuant to Article II hereof and may constitute Revolving Loans or Swingline Loans.

“Management Fee Subordination Agreement” shall mean that certain Management Fee Subordination Agreement, dated as of June 17, 2004, among Borrower, Holdings, each Subsidiary Guarantor, Wasserstein & Co., LP, the Administrative Agent and certain other parties.

“Management Services Agreement” shall mean the management services agreement dated as of June 17, 2004 between Wasserstein & Co., LP and the Borrower having terms and conditions reasonably acceptable to the Administrative Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, Property, results of operations, prospects or financial condition of Borrower and the Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean (a) Indebtedness evidenced by the Senior Notes and (b) any other Indebtedness (other than the Loans and Letters of Credit or trade payables in the ordinary course of business), or obligations in respect of one or more Hedging Agreements, of any Loan Party evidencing an aggregate outstanding principal amount exceeding $3.0 million. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Real Property, which shall be substantially in the form of Exhibit G, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Real Property” shall mean (a) each parcel of Real Property identified on Schedule 1.01(a) hereto, which schedule shall list, among other things, each county in which such Real Property is located and (b) each parcel of Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur material liability.

“Net Cash Proceeds” shall mean:

(a)        with respect to any Asset Sale, the cash proceeds received by any Loan Party (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of noncash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided, that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);

(b)        with respect to any Debt Issuance the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)        with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

For purposes of determining the amount of any prepayments required pursuant to this Agreement except to the extent needed to make a prepayment or other payment or cash collateralization required pursuant to Section 2.10(b)(iii), “Net Cash Proceeds” shall not include any of the foregoing amounts to the extent at the time of the receipt thereof (i) a Cash Dominion Trigger Event shall not be continuing and (ii) such amounts are not prohibited under Section 6.09 of this Agreement from being used to prepay the Senior Notes.

“Net Orderly Liquidation Percentage” shall mean (i) for the months of January through and including September of each calendar year, 48.99% and (ii) at all other times, 70.36% or such other percentages as determined by the Collateral Agent in the exercise of its reasonable credit judgment in connection with the most recent Inventory Appraisal.

“NOL Loan” shall mean the loan made to Holdings pursuant to the NOL Loan Agreement.

“NOL Loan Agreement” shall mean that certain Credit Agreement dated as June 17, 2004 by and among Holdings, the lenders parties thereto, and UBS AG, Stamford Branch, as administrative agent.

“NOL Payment” shall mean any payment made to Holdings after the Closing Date pursuant to Section 8.06 of the Acquisition Agreement.

“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to the Original Credit Agreement or this Agreement, if any, substantially in the form of Exhibit H-1 or H-2, as the case may be.

“Obligations” shall mean (a) obligations of Borrower and any and all of the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and any and all of the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and any and all of the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and each Loan Party under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of Borrower and any and all of the other Loan Parties under each Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into; provided that the aggregate amount of such obligations described in this clause (c) and included in the “Obligations” shall not exceed $5,000,000 in the aggregate, and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds; provided that the aggregate amount of such obligations described in this clause (d) and included in the “Obligations” shall not exceed $5,000,000 in the aggregate.

“Officer’s Certificate” shall mean a certificate executed by the Chief Executive Officer, the President, or the Chief Financial Officer, each in his or her official (and not individual) capacity.

“Original Closing Date” means June 17, 2004.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies (including interest, fines solely in respect of the payment of such Other Taxes, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” shall have the meaning assigned to such term in Section 10.10.

“PACA” shall mean the Perishable Agricultural Commodities Act, 17 U.S.C. 499.e(c) (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit I-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit I-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person, by Borrower or any of its Subsidiaries or (b) acquisition of 100% of the Equity Interests of any Person by Borrower or any of its Subsidiaries, and otherwise causing such Person to become a Subsidiary of Borrower, if in any such case, each of the following conditions is met:

(i)        No Default or Event of Default then exists or would occur as a result of the consummation of any such transaction,

(ii)        after giving effect to such transaction on a Pro Forma Basis, Holdings shall be in compliance with all covenants set forth in Section 6.08 as of the most recent Test Period (assuming, for purposes of Section 6.08, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.08 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period),

(iii)        no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness permitted to be assumed or otherwise supported by any Company hereunder;

(iv)        the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.13 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (to the extent permitted by applicable law) and shall be free and clear of any Liens, other than Permitted Liens;

(v)        the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)        all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(vii)        at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrowers shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition, and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(viii)        the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date (net of purchase price adjustments or similar payments) shall not exceed $30.0 million.

“Permitted Holders” shall mean each Sponsor and each of its Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including, without limitation, under Section 4069 of ERISA).

“Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Prior Lien” shall have the meaning assigned to such term in the applicable Security Document.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including, without limitation, all Real Property.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) and/or the cost of installation, construction or improvement of any Property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 90 days after such acquisition of such Property by such Person.

“Qualified Capital Stock” of any Person shall mean any capital stock of such Person that is not Disqualified Capital Stock.

“Qualified Equity Offering” shall mean a Qualified Equity Offering as defined in the Senior Notes Indenture, as in effect on the Closing Date.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, and all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under the Second Lien Loan Documents.

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Reserves” shall have the meaning assigned to such term in Section 2.10(g).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto or through the Environment.

“Required Lenders” shall mean, at any time, Lenders having more than fifty percent (50%) of the Revolving Commitments or, if the Revolving Commitments have been terminated, more than fifty percent (50%) of the Revolving Exposure.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Reserves” shall mean reserves established against the Borrowing Base that the Collateral Agent may, in its reasonable credit judgment, establish from time to time, including, without limitation, reserves with respect to any potential claims against any Company or its respective Property pursuant to PACA. The Administrative Agent shall endeavor to provide the Borrower with no less than 2 Business Days prior notice of any such Reserve; provided, that the failure to provide such notice shall not affect the application of such Reserve.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Materials in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Materials; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof with responsibility for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Final Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the

Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $125.0 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loans” shall mean the Loans made by the Lenders to Borrower pursuant to Section 2.01(b).

“Second Lien Loan Documents” shall have the meaning ascribed to such term in the Original Credit Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders (and Affiliates thereof with respect to overdrafts and related liabilities as described in clause (d) of the definition of “Obligations”) and each party to a Hedging Agreement if at the date of entering into such Hedging Agreement such Person was a Lender or an Affiliate of a Lender and such Affiliate executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Section 9.05.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all Property pledged or granted as collateral pursuant to the Security Agreement delivered on the Original Closing Date or thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Perfection Certificate and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected Lien in any Property, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement or any Mortgage to be filed with respect to the Liens in Property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any Property of whatever kind or nature.

“Senior Fixed Rate Notes” shall mean Borrower’s 9.0% Senior Notes due 2013 issued pursuant to the Senior Notes Indenture in an aggregate principal amount not to exceed $175 million, and any registered notes issued by Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Senior Floating Rate Notes” shall mean Borrower’s Floating Rate Senior Notes due 2012 issued pursuant to the Senior Notes Indenture in an aggregate principal amount not to exceed $70 million and any registered notes issued by Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Senior Note Documents” shall mean the Senior Notes, the Senior Notes Indenture, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Notes Indenture.

“Senior Note Guarantees” shall mean the guarantees of Holdings and the Subsidiary Guarantors pursuant to the Senior Notes Indenture.

“Senior Notes” shall mean the Senior Fixed Rate Notes and the Senior Floating Rate Notes.

“Senior Notes Indenture” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Senior Notes are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Notes Offering Memorandum” shall mean that certain Offering Memorandum dated as of February 18, 2005, relating to the issuance of the Senior Notes.

“Senior Notes Trustee” shall mean Wells Fargo Bank, N.A., as trustee, and its successors and assigns.

“Special Agent Advance” shall have the meaning assigned to such term in Section 10.11.

“Sponsor” shall mean each of U.S. Equity Partners II, LP and Highfields Capital Management LP.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower, any Subsidiary Guarantor or their respective Subsidiaries, (b) the obligations of third-party insurers of Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, or (c) performance, payment, deposit or surety obligations of Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries if required by law or governmental rule or regulation or in accordance with custom and practice in the relevant industry.

“Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Borrowing in Dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurodollar liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Debt” means unsecured Indebtedness of Holdings that (i) has a final maturity date no earlier than one year after the Final Maturity Date and that requires no mandatory prepayments or redemptions or other scheduled repayments prior to one year after the Final Maturity Date, (ii) contains covenants, events of default, remedies and terms of subordination reasonably satisfactory to the Administrative Agent (as evidenced by the written approval of the Administrative Agent) and (iii) does not have the benefit of a guarantee or any other credit support from the Borrower or any other Subsidiary of Holdings.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise set forth herein, reference in this Agreement to “Subsidiary” shall mean Holdings’ direct and indirect Subsidiaries.

“Subsidiary Guarantors” shall mean each of (a) Bear Creek Orchards, Inc., Jackson & Perkins Wholesale, Inc., BCO, Bear Creek Direct Marketing, Inc., Jackson & Perkins Company, Jackson & Perkins Operations, Inc., Harry and David and Bear Creek Stores, Inc. and (b) any other Wholly Owned Subsidiary of Borrower which (i) is organized in a State within the United States, (ii) has executed and delivered to Collateral Agent such joinder agreements to guarantees, contribution and set-off agreements and other Security Documents as Collateral Agent has reasonably requested and has otherwise complied with the requirements of Section 5.11(b), and so long as Collateral Agent has received and approved, in its reasonable discretion, (A) a collateral audit and Inventory Appraisal and (B) all UCC search results necessary to confirm Collateral Agent’s first priority Lien on all of such Subsidiary Guarantor’s personal Property, encumbered by no Lien other than Permitted Liens.

“Supermajority Lenders” shall mean at any time, Lenders having at least 66 2/3% of the Revolving Commitments and, if the Revolving Commitments have been terminated, at least 66 2/3% of the sum of Revolving Exposure.

“Survey” shall mean a survey of any Mortgaged Real Property (and all improvements thereon) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Real Property and issue the endorsements of the type required by Section 4.01(o)(iii).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.17.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Tax Sharing Agreements” shall mean all tax sharing, tax allocation and other similar agreements entered into by Holdings or any Subsidiary of Holdings.

“Taxes” shall mean any and all present or future taxes, duties, levies, fees, imposts, assessments, deductions, withholdings or other charges imposed by a Governmental Authority and any and all liabilities (including interest, fines solely in respect of any payment of such Taxes, penalties or additions to tax) with respect to the foregoing.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been delivered to the Administrative Agent or are required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b); provided, however, that, for purposes of calculating the covenants set forth in Section 6.08 for any period ending prior to June 30, 2005, Consolidated Interest Expense (as a component of Consolidated EBITDA) shall be deemed to be equal to the following amounts: (i) $4,600,000 for the fiscal quarter ended December 2003, (ii) $4,000,000 for the fiscal quarter ended March 2004 and (iii) $4,100,000 for the fiscal quarter ended June 2004.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).

“Total Liquidity” shall mean at any time, the sum of (i) Excess Availability at such time plus (ii) the sum of cash and Cash Equivalents of Holdings and its Consolidated Subsidiaries at such time.

“Transaction Documents” shall mean the Acquisition Documents, the Loan Documents and the Senior Note Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the issuance of the Senior Notes; (d) the repayment of the NOL Loan on the Closing Date; and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Treasury Regulation” means the regulations promulgated under the Code.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UBS AG” shall have the meaning assigned to such term in the preamble hereto.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“Voting Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Voting Participant Notification” shall have the meaning assigned to such term in Section 11.04(e).

“Voting Stock” shall mean any class or classes of capital stock of Holdings pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of Holdings.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has or have a 100% Equity Interest at such time. Unless otherwise set forth herein, reference in this Agreement to “Wholly Owned Subsidiary” shall mean Holding’s direct and indirect Wholly Owned Subsidiaries.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“YCI” shall mean Yamanouchi Consumer, Inc., a Delaware corporation.

SECTION 1.02  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) an Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.02 or is cured in a manner satisfactory to Administrative Agent, if such Event of Default is capable of being cured as determined by the Administrative Agent and (h) the word “month,” for the purposes of Sections 5.01(c), 5.15 and 6.06(e), shall be construed as referring to fiscal months and not calendar months.

SECTION 1.04  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof unless agreed to by Borrower and the Required Lenders. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement or if the Borrower shall change its fiscal year at any time (as may be permitted by this Agreement), then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

SECTION 1.05  Resolutions of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II.

THE CREDITS

SECTION 2.01  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of one Business Day prior to the Final Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not (subject to the provisions of Sections 10.10 and 10.11) result in such Lender’s Revolving Exposure exceeding the lesser of (A) such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of any Line Reserve and (B) such Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect.

Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans. On the Closing Date and prior to any Borrowing hereunder, each Lender that was not a Lender under the Original Credit Agreement or whose Pro Rata Percentage is increasing from that in effect under the Original Credit Agreement as of the Closing Date (the “Increasing Commitment Lenders”) shall purchase Revolving Loans from each other Lender on the Closing Date such that after giving effect to such purchase its outstanding Revolving Loans shall equal its Pro Rata Percentage of the Revolving Loans of all Lenders outstanding as of the Closing Date. Upon the Closing Date any lender under the Original Credit Agreement that is not a party to this Agreement shall be deemed to have its Commitment thereunder and hereunder reduced to zero and shall be promptly paid all amounts owing to such lender under the Original Credit Agreement.

SECTION 2.02  Loans.  (a)  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of ABR Loans, integral multiples of $1.0 million and not less than $5.0 million, or (B) in the case of Eurodollar Loans, integral multiples of $1.0 million and not less than $5.0 million or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b)        Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided further that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)        Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account maintained with the Administrative Agent as directed by Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)        Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)        Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.

(f)        If the Issuing Bank shall not have received from Borrower the payment required to be made by Section 2.18(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to Section 2.18(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03  Borrowing Procedure.  To request a Revolving Borrowing, Borrower shall notify the Administrative Agent of such request by telephone (promptly confirmed by telecopy) (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing (other than Swingline Loans), not later than 10:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)        whether the requested Borrowing is to be a Revolving Borrowing;

(b)        the aggregate amount of such Borrowing;

(c)        the date of such Borrowing, which shall be a Business Day;

(d)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided, that until the earlier of (i) the date on which the Administrative Agent shall have notified Borrower that the primary syndication of the Commitments has been completed and (ii) the date which is 60 days after the Closing Date, the Interest Period shall be two weeks;

(f)        the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and

(g)        that the conditions set forth in Section 4.02 (b) and (c) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (e) above). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04  Evidence of Debt; Repayment of Loans.  (a)  Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Final Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Final Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)        The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(e)        Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1, or H-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times

(including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f)        All funds held by Borrower or any other Loan Party shall be deposited in one or more dominion and control bank or investment accounts, in form and substance reasonably satisfactory to Collateral Agent or in other accounts permitted under Section 9.01(e)(iii), in each case, to be used by the Borrower and the other Loan Parties for purposes permitted or required hereby, and, following the occurrence and during the continuance of a Cash Dominion Trigger Event, shall be forwarded daily to the Concentration Account and applied in accordance with Section 9.01(f).

SECTION 2.05  Fees.  (a)  Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), equal to 0.75% per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each calendar year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)        Administrative Agent Fees; Collateral Agent Fees.  Borrower agrees to pay to the (i) the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”) and (ii) Collateral Agent, for its own account, a collateral monitoring fee payable in the amounts and at the times mutually agreed upon in writing between Borrower and the Collateral Agent (the “Collateral Agent Fees”).

(c)        LC and Fronting Fees.  Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each calendar year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided, that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). During the continuance of an Event of Default, the LC Participation Fee shall be increased to a per annum rate equal to 2% plus the otherwise applicable rate with respect thereto.

(d)        All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Fronting Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06  Interest on Loans and Default Compensation.  (a)  Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)        Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)        Notwithstanding the foregoing, during the continuance of an Event of Default, all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06, (ii) in the case of the LC Participation Fee, such increase as provided in Section 2.05(c), and (iii) in the case of any other amount then due and payable, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.06.

(d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided, that (i) interest accrued pursuant to paragraph (c) of this Section 2.06 shall be payable on demand (provided, that, absent demand, such interest shall be payable on each Interest Payment Date and upon termination of the Revolving Commitments), (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current

Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07  Termination and Reduction of Commitments.  (a)  The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Final Maturity Date.

(b)        Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided, that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $3.0 million and (ii) the Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment, the Swingline Exposures would exceed the Swingline Commitment Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments or the LC Exposures would exceed the LC Commitment.

(c)        Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08  Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)        To make an election pursuant to this Section 2.08, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D.

(c)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided, that until the earlier of (i) the date on which the Administrative Agent shall have notified Borrower that the primary syndication of the Commitments has been completed and (ii) the date which is 60 days after the Closing Date, the Interest Period shall be two weeks.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (iv) above).

(d)        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09  [Intentionally Omitted]

SECTION 2.10  Optional and Mandatory Prepayments of Loans.

(a)        Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided, that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $3.0 million.

(b)        Revolving Loan Prepayments.

(i)        In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j).

(ii)        In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect to such reduction and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.

(iii)        In the event that the sum of all Lenders’ Revolving Exposures exceeds the Borrowing Base then in effect, the Borrower shall, without notice or demand, immediately apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.10(b)(iii). The Borrower shall, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.

(iv)        In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.

(v)        In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.

(c)        Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by a Loan Party, Borrower shall, and shall cause the applicable

Loan Party (with appropriate adjustments to any intercompany loan account balances), to, apply 100% of the Net Cash Proceeds received with respect thereto to make prepayments in accordance with Sections 2.10(j); provided, that:

(i)        no such prepayment shall be required with respect to (A) any Asset Sale permitted by Section 6.05(b)(ii), (d), (e), (i) or (m), (B) the disposition of assets subject to a condemnation or eminent domain proceeding or insurance settlement to the extent such proceeding or settlement does not constitute a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $250,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $1.0 million in Net Cash Proceeds in any four consecutive fiscal quarters of the Borrower; and

(ii)        subject to Section 2.10(g) and so long as no Event of Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $5.0 million in any four consecutive fiscal quarters of Borrower, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds shall be used to purchase replacement assets or other assets useful in the business of the Companies or acquire 100% of the Equity Interests of any Person that owns such assets no later than one year following the date of such Asset Sale (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided, that if the Property subject to such Asset Sale constituted Collateral, then all Property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; provided, further, that if the Property subject to such Asset Sale did not constitute Collateral but the Property purchased with the net cash proceeds thereof is intended to be subject to the Lien created by any of the Security Documents, then all such Property purchased with the net cash proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d)        Debt Issuance. Upon any Debt Issuance, Borrower shall, and shall cause the other Loan Parties to, make prepayments in accordance with Sections 2.10(j) in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(e)        [Intentionally Omitted.]

(f)        Casualty Events. Not later than one Business Day following the receipt of any net cash proceeds (whether or not otherwise constituting Net Cash Proceeds) in excess of $250,000 from a Casualty Event, Borrower shall, and shall cause the other Loan Parties, to apply an amount equal to 100% of the Net Cash Proceeds to make prepayments required pursuant to Section 2.10(b)(iii), or to the extent that a Cash Dominion Trigger Event has occurred and is continuing, in accordance with Section 2.10(j); provided, that subject to Section 2.10(g) and so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to repair, replace or restore any Property the subject of a Casualty Event (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended) and (B) the Administrative Agent shall have determined that (i) such proceeds, together with Borrower’s cash on hand (or reasonably projected to be on hand) and Excess Availability shall be adequate to enable Borrower to complete any such repairs, replacements, or restorations to any such Property and that such repairs, replacements and restorations shall be completed within 360 days after the receipt of such proceeds and (ii) such Property, after the completion of such repairs, replacements or restorations, shall provide the Companies with substantially similar or greater benefits as were provided by the Property subject to such Casualty Event; provided, that if the Property subject to such Casualty Event constituted Collateral under the Security Documents, then all Property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12;

(g)        In the event that Borrower has delivered an Officer’s Certificate in accordance with Section 2.10(c)(ii) or in accordance with Section 2.10(f), (i) the applicable Net Cash Proceeds shall be applied in accordance with Section 2.10(j), without a permanent reduction in the Commitments, (ii) both a Reserve and a reserve against the Commitments (“Line Reserve”; and together with the other Reserve established pursuant to this clause (ii), the “Reinvestment Reserves”) shall be established (in the amount of the Net Cash Proceeds less, in the case of a Casualty Event, the Net Cash Proceeds attributable to lost or destroyed Inventory) to the extent of the prepayment required under clause (g)(i) above, which shall each be released simultaneously with and to the extent of any Loans advanced to the Borrower for the purpose of purchasing or replacing or repairing or restoring assets in accordance with Section 2.10(c)(ii) or 2.10(f), as applicable (including the making of progress payments therefor); provided, that, Borrower submits (with the applicable Borrowing Request) an Officer’s Certificate setting forth the use of proceeds of the requested Loan and confirming that such use is in compliance with Section 2.10(c)(ii) or 2.10(f), as applicable, and (iii) in the event that any part or all of the Reinvestment Reserves remain in place at the end of the time period set forth in Section 2.10(c)(ii) or 2.10(f), as applicable, such remaining Reinvestment Reserves shall be released; provided, that, if such Reinvestment Reserves relate to Eligible Equipment or Eligible Real Property, (x) such Eligible Equipment or Eligible Real Property shall be deleted from Schedule 1.01(c) and Schedule 1.01(c) shall be amended in accordance with the definition of the term “Fixed Asset Loan Value”, and (y) the Fixed Asset Loan Value of the Person owning such Eligible Equipment or such Eligible Real Property shall be calculated without giving effect to an amount equal to the appraised net orderly liquidation value of such Eligible Equipment or the appraised fair market value of such Eligible Real Property, as applicable.

(h)        [Intentionally Omitted].

(i)        Pay-Downs. The Borrower shall make a mandatory payment during the month of December in each year (which payment shall be made on or prior to the first Business Day after December 25th of each year) of all outstanding Revolving Loans and Swingline Loans. In addition, for 30 consecutive days during each period commencing on the Business Day after December 25th of each year through but excluding February 1 of the immediately succeeding year, the Borrower shall not have outstanding any Revolving Loans or Swingline Loans.

(j)         Application of Prepayments.

(i)        Prior to any optional or mandatory prepayment of Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (i) of this Section 2.10(j). Subject to Section 9.05 and so long as no Event of Default shall then exist and be continuing, all mandatory prepayments shall be applied as follows: first, to reimbursable expenses of Agents then due and payable pursuant to the Loan Documents and Fees due and payable to the Agents and Lenders pursuant to the Loan Documents; second, to interest then due and payable on all Loans; third, to Overadvances; fourth, to the principal balance of the Swingline Loans until the same have been repaid in full; fifth, to the outstanding principal balance of Revolving Loans until the same have been paid in full, including accompanying accrued interest and charges under Sections 2.12, 2.13 and 2.15 (Borrower may elect which of any Eurodollar Borrowings is to be prepaid); sixth, to cash collateralize all LC Exposures plus any accrued and unpaid Fees with respect thereto (to be held and applied in accordance with Section 2.18(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies are outstanding and due and payable; and, eighth, returned to Borrower or to such party as otherwise required by law.

(ii)        Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower:

(A)        the balance of such required prepayment shall be prepaid immediately, together with any amounts owing to the Lenders under Section 2.13 or

(B)        amounts to be applied pursuant to this Section 2.10(j) to prepay any Eurodollar Borrowing shall be deposited in a Breakage Prepayment Account (as defined below) if the Borrower so requests to avoid the incurrence of costs under Section 2.13. On the last day of the Interest Period of each Eurodollar Borrowing, the Administrative Agent shall apply any cash on deposit in such Breakage Prepayment Account to amounts due in respect of such Eurodollar Borrowing in the order that Borrower shall specify until all amounts required to be prepaid have been repaid (with any remaining funds being returned to Borrower) or until all the allocable cash on deposit has been exhausted. For purposes of this Section 2.10(j), the term “Breakage Prepayment Account” shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this Section 2.10(j). The Administrative Agent will, at the request of Borrower, invest amounts on deposit in a Breakage Prepayment Account in short-term, cash equivalent investments selected by the Administrative Agent in consultation with Borrower that mature prior to the last day of the Interest period of the applicable Eurodollar Borrowing; provided, however, that the Administrative Agent shall have no obligation to invest amounts on deposit in a Breakage Prepayment Account if an Event of

Default shall have occurred and be continuing. The Borrower shall indemnify the Administrative Agent for any losses relating to the investments made at the request or direction of Borrower so that the amount available to prepay amounts due in respect of the applicable Eurodollar Borrowing on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of the Borrower, to the extent not necessary for the prepayment of Eurodollar Borrowings in accordance with this Section 2.10(j)), the Breakage Prepayment Account shall not bear interest. Interest or profits, if any, on such investments in any Breakage Prepayment Account shall be deposited in such Breakage Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Article VIII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Breakage Prepayment Accounts to satisfy any of the Obligations (and Borrower has pursuant to the Security Agreement or another Security Document granted to the Administrative Agent a security interest in each of its Breakage Prepayment Accounts to secure such Obligations).

(k)        Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount as provided in Section 2.10(a), except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)        the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12  Increased Costs.  (a)  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii)        impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

SECTION 2.13  Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) any automatic rollover of any Revolving Loan to a Eurodollar Loan pursuant to Section 2.08(e), or (e) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower and Administrative Agent and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made to the Administrative Agent for the benefit of the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b)        Subject to Section 9.05 hereof, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d)        Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the

Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.14(d), 2.17(d), 2.18(d) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15  Taxes.  (a)  Any and all payments by or on account of any obligation of Borrower to the Administrative Agent, any Lender or any Issuing Bank hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided, that if Borrower shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15(a)) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)        In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        Borrower shall indemnify and pay the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding anything in this Section 2.15 to the contrary, Borrower shall not have any obligation to a Lender, an Issuing Bank or the Administrative Agent with respect to an Indemnified Tax, Other Tax or other indemnity payment to the extent arising from the willful misconduct of such Lender, Issuing Bank or the Administrative Agent, as applicable.

(d)        Within 30 days after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Foreign Lender either (1) (i) agrees, to the extent it may lawfully do so, to furnish either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (or successor form) and (ii) agrees (for the benefit of Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide a new Form W-8ECI or Form W-8BEN (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; (2) in the case of any such Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees, to the extent it may lawfully do so, to furnish either (a) a “Non-Bank Certificate” (certifying that such Foreign Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code or (z) a “controlled foreign corporation” related to Borrower within the meaning of Section 864(d)(4) of the Code) in a form acceptable to the Administrative Agent and the Borrower and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or (b) an Internal Revenue Form W-8ECI (or successor form), certifying (in each case) to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder and (ii) agrees (for the benefit of Borrower and the Administrative Agent) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide a new Form W-8BEN or W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; or (3) (i) agrees, to the extent it may lawfully do so, to furnish any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding tax together with any supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine any withholding or deduction required to be made and (ii) agrees (for the benefit of Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide a new applicable form upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder. Each such Foreign Lender shall promptly notify the Borrower and the

Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction.

(f)        If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) in the event the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its tax returns or any other information which it deems confidential to Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in had the additional amounts or indemnification payments giving rise to such refund of any Indemnified Taxes or Other Taxes never been paid in the first place.

(g)        If any Lender or Issuing Bank changes its residence, place of business or applicable lending office, or takes any similar action (other than pursuant to Section 2.16(a)) and the effect of such change or action, as of the date thereof, would be to increase the amounts that Borrower is obligated to pay under Section 2.15, then the Borrower shall not be obligated to pay the amount of such increase.

(h)        Each Lender or Issuing Bank that is not a Foreign Lender and that is not an “exempt recipient” (as defined in Treasury Regulation Section 1.6049-4(c)) with respect to which no withholding is required shall, in the case of each Lender or Issuing Bank that is a signatory hereto, on or prior to the date of its execution and delivery of this Agreement and, in the case of an assignee or a participant, on or prior to the date of the assignment or sale of a participation interest to which it becomes a Lender or Issuing Bank, provide to Borrower and the Administrative Agent two complete copies of Form W-9 or any successor form.

SECTION 2.16  Mitigation Obligations; Replacement of Lenders.  (a)  Mitigation of Obligations.  If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to the Administrative Agent, any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.15, then such Lender or Issuing Bank, as the case may be, shall use reasonable efforts to designate a different lending office for funding or booking its Loans, Letters of Credit or other assets in respect of which Borrower has Obligations pursuant to this Agreement or any other Loan Document or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable or that may thereafter accrue pursuant to Section 2.12 or 2.15, as the case may be and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to the Administrative Agent, any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or Issuing Bank, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender or Issuing Bank, as applicable, if a Lender or Issuing Bank, as applicable, accepts such assignment); provided, that (i) Borrower shall have received the prior written consent of the Administrative Agent and the Collateral Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply. No replacement of an Issuing Bank shall be made unless concurrently with such replacement such Issuing Bank shall have received all original Letters of Credit issued by it marked “cancelled” or otherwise be satisfied that such Letters of Credit have been surrendered by the beneficiaries thereof and will be promptly returned to such Issuing Bank.

SECTION 2.17  Swingline Loans.  (a)  Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10.0 million or (ii) the sum of the total Revolving Exposures exceeding the lesser of (A) the total Revolving Commitments minus any Line Reserve and (B) the Borrowing Base then in effect; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans. Any outstanding Swingline Loan shall be repaid in full on the first date that any Revolving Loan is made subsequent to the date such Swingline Loan is made.

(b)        Swingline Loans.  To request a Swingline Loan, Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount.

(c)        Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s Administrative Questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d)        Participations.  The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding (provided such notice requirements shall not apply if the Swingline Lender and the Administrative Agent are the same entity). Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided, that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The

Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18  Letters of Credit.

(a)        General.  Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit by the Issuing Bank for Borrower’s account or the account of any Subsidiary Guarantor in a form reasonably acceptable to the Administrative Agent and the Issuing Bank and the Issuing Bank hereby agrees to issue such Letters of Credit, at any time and from time to time during the Revolving Availability Period and otherwise pursuant to the terms and conditions hereof (provided, that Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or for the benefit of any Subsidiary Guarantor). The Issuing Bank shall have no obligation to issue, and the Borrower shall not request the issuance of, any Letters of Credit at any time if, after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)        Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank (i) the Letter of Credit to be amended, renewed or extended; (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day); (iii) the nature of the proposed amendment, renewal or extension; and (iv) such other matters as the Issuing Bank may require. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10.0 million, (ii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments minus any Line Reserve and (B) the Borrowing Base then in effect and (iii) the conditions set forth in Article IV in respect of such issuance, amendments, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $75,000, in the case of a Commercial Letter of Credit, or $100,000, in the case of a Standby Letter of Credit.

(c)        Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is not more than one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is not more than 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(d)        Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section 2.18, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time, on such date, then not later than 2:00 p.m., New York City time on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.17 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of their obligation to reimburse such LC Disbursement.

(f)        Obligations Absolute.  The obligation of Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.18 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.18(e)).

(h)        Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided, that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.18, then Section 2.06(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.18 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)        Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. One or more Lenders may be appointed as additional Issuing Banks in accordance with subsection (k) below. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of

Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j)        Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in the Cash Collateral Account, in the name of the Collateral Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (g) or (h) of Article VIII. Each such deposit shall be held by the Collateral Agent in a Cash Collateral Account pursuant to Section 9.01, as collateral for the payment and performance of the obligations of Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits (which investments shall be made solely in cash and Cash Equivalents, and at the option and sole discretion of the Collateral Agent, and at the risk and expense of Borrower) such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits of such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived. If Borrower is required to provide an amount of such collateral hereunder pursuant to Section 2.10(b), such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to Borrower as and to the extent that, after giving effect to such return, Borrower would remain in compliance with Section 2.10(b) and no Default or Event of Default shall have occurred and be continuing.

(k)        Additional Issuing Banks.  Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l)        No Obligation to Issue Under Certain Circumstances. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii)        the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(m)        No Obligation to Amend Under Certain Circumstances. The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n)        Outstanding Letters of Credit. The letters of credit set forth on Schedule 2.18(n) (the “Outstanding Letters of Credit”) were originally issued under the Original Credit Agreement and remain outstanding as of the Closing Date. Each of the Borrower, each Guarantor, each Lender and the Issuing Bank hereby agree that with respect to the Outstanding Letters of Credit, for all purposes of this Agreement, such Outstanding Letters of Credit shall constitute Letters of Credit hereunder. Each Lender agrees to participate in each Outstanding Letter of Credit issued by the Issuing Bank in an amount equal to its Pro Rata Percentage of the stated amount of such Outstanding Letter of Credit.

SECTION 2.19  Determination of Borrowing Base.

(a)        Eligible Accounts.  On any date of determination of the Borrowing Base, all of the Accounts owned by Borrower and each Subsidiary Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Collateral Agent and the Administrative Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Collateral Agent and the Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Accounts, in their collective reasonable credit judgment, subject to the approval of the Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available and, in the case of any increase in the applicable advance rates, the Supermajority Lenders. Eligible Accounts shall not include any of the following Accounts:

(i)        any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a first priority and perfected Lien subject to Permitted Liens described in Sections 6.02(a), (b), and (e);

(ii)        any Account that is not owned by Borrower or a Subsidiary Guarantor;

(iii)        any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural Person) organized under the laws of the United States or Canada or any political subdivision of the foregoing;

(iv)        any Account that is payable in any currency other than Dollars;

(v)        any Account that does not arise from the sale of goods or the performance of services by Borrower or such Subsidiary Guarantor in the ordinary course of its business;

(vi)        any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii)        any Account (a) upon which Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which Borrower, is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(viii)        to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;

(ix)        any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x)        any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Collateral Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of Borrower or such Subsidiary Guarantor, as applicable, including, without limitation, unbilled sales listed in the “future” column of any due date aging report;

(xi)        any Account that (A) arises from a sale to any director, officer, other employee or Affiliate of Borrower or such Subsidiary Guarantor, or to any entity that has any common officer or director with Borrower or such Subsidiary Guarantor, to the extent that the aggregate amounts of such Accounts exceeds $250,000 of (B) that arises from a sale from any Loan Party to any other Loan Party;

(xii)        to the extent Borrower or any Subsidiary is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary but only to the extent of the potential offset;

(xiii)        any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xiv)        any Account that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(a)        any Account not paid within 120 days following its original invoice date or that is more than 60 days past due according to its original terms of sale; or

(b)        the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(c)        a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(xv)        any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.19(a);

(xvi)        any Account as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (without duplication of any materiality qualifier contained therein);

(xvii)        to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xviii)        to the extent such Account exceeds any credit limit established by the Collateral Agent, in its reasonable credit judgment, following prior notice of such limit by the Collateral Agent to the Borrower;

(xix)        that portion of any Account (a) in respect of which there has been, or should have been, established by Borrower or such Subsidiary Guarantor a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise, or (b) which is due from an Account Debtor to whom Borrower or such Subsidiary Guarantor owes a trade payable (unless a “no-offset” agreement in form and substance reasonably satisfactory to the Collateral Agent shall have been executed by such Account Debtor), but only to the extent of such trade payable or (c) which Borrower or such

Subsidiary Guarantor knows is subject to the exercise by an Account Debtor of any right of recession, set-off, recoupment, counterclaim or defense;

(xx)        that portion of any Account to the extent representing sales tax; or

(xxi)        any Account on which the Account Debtor is a Governmental Authority, unless Borrower or such Subsidiary Guarantor, as applicable, has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers.

(b)        Eligible Inventory.  For purposes of this Agreement, Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. The Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, the Collateral Agent and the Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Inventory, in their collective reasonable credit judgment, subject to the approval of the Required Lenders in the case of adjustments or new criteria or the elimination of Reserves which have the effect of making more credit available and, in the case of any increase in the applicable advance rates, the Supermajority Lenders. Eligible Inventory shall not include any Inventory of Borrower or any Subsidiary Guarantor that:

(i)        the Collateral Agent, on behalf of Secured Parties, does not have a first priority and perfected Lien on such Inventory subject to Permitted Liens described in Sections 6.02(a), 6.02(b) and 6.02(e);

(ii)        (a) that is stored at a location where the aggregate value of Inventory exceeds $50,000 unless the Collateral Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Collateral Agent, or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto or (b) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $50,000 unless either (x) a reasonably satisfactory, acknowledged bailee waiver letter has been received by the Collateral Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto, or (c) is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent where the aggregate value of Inventory exceeds $50,000 unless either (x) a reasonably satisfactory mortgagee waiver has been delivered to the Collateral Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto;

(iii)        is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Collateral Agent is in place with respect to such Inventory;

(iv)        is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all

Liens except those in favor of the Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;

(v)        is to be returned to suppliers;

(vi)        is obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

(vii)        consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in-process Inventory (excluding deferred growing costs for BCO and Jackson & Perkins Operations, Inc. for the current year harvest, and excluding other work-in-process that the Collateral Agent determines in its reasonable credit judgment should not be excluded from “Eligible Inventory” as a consequence of its work-in-process status) or replacement parts;

(viii)        is not of a type held for sale in the ordinary course of Borrower’s or such Subsidiary Guarantor’s, as applicable, business;

(ix)        breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents in any material respect (without duplication of any materiality qualifier contained therein);

(x)        consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;

(xi)        is not covered by casualty insurance maintained as required by Section 5.04; or

(xii)        is subject to any licensing arrangement the effect of which would be to limit the ability of Collateral Agent, or any Person selling the Inventory on behalf of Collateral Agent, to sell such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or other.

(c)        Eligible Equipment and Eligible Real Property.  The Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible Equipment and Eligible Real Property from time to time in its reasonable credit judgment. In addition, the Collateral Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth in the definitions of the terms “Eligible Equipment” and “Eligible Real Property”, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Equipment or Eligible Real Property, in its reasonable credit judgment, subject to the approval of the Administrative Agent and the Supermajority Lenders in the case of adjustments, new criteria, changes in the applicable advance rate or the elimination of Reserves which have the effect of making more credit available. Any Equipment affixed to the Mortgaged Real Property listed on Schedule 1.01(d), if otherwise eligible hereunder, shall be deemed Eligible Equipment rather than Eligible Real Property.

(d)        Notice of Changes in Borrowing Base.  With respect to the establishment or modification of any Reserve, a change of any eligibility criteria, or a change in any of the advance rates with respect to any Collateral comprising a part of the Borrowing Base, the

Collateral Agent shall endeavor to provide the Borrower with at least two (2) Business Days’ prior notice thereof; provided that the failure of the Collateral Agent to provide any such notice shall not affect the application of any such action or impose any liability of any kind on the Collateral Agent.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01  Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other organization power and authority to carry on its business as now conducted and to own and lease its Property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organization powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03  Governmental Approvals; No Conflicts.  Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws or other organizational documents of any Company or any order of any Governmental Authority applicable to any Company or its assets, (c) will not violate, result in a default or require any consent or approval under any applicable law or regulation, indenture, agreement or other instrument, in each case binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any Property of any Company, except Liens created under the Loan Documents and Permitted Liens.

SECTION 3.04  Financial Statements.

(a)        Borrower has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower and its consolidated Subsidiaries as of and for the fiscal years ended March 27, 2004, March 29, 2003 and March 30, 2002, audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants certified by the Chief Financial Officer of Holdings. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (subject in the case of each of Section 5.01(b) and (c) to normal year-end audit adjustments) consistently applied and present fairly and accurately the financial condition and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods. Except as set forth in such financial statements or schedules hereto, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which if unpaid could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b)        Borrower has heretofore delivered to the Lenders Borrower’s (i) unaudited pro forma consolidated balance sheets and statements of income and cash flows and a pro forma calculation of Consolidated EBITDA (as defined in such calculations), as of the nine fiscal month period ending December 25, 2004, after giving effect to the Transactions as if they had occurred on such date. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position and results of operations of Holdings as of and for such date, assuming that the Transactions had actually occurred at such date.

(c)        The forecasts of financial performance for a period of five years from the Closing Date of Holdings and its Subsidiaries furnished to the Administrative Agent have been prepared in good faith by Holdings and based on assumptions believed by Holdings to be reasonable.

(d)        Since March 27, 2004, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05  Properties.  (a)  Each Company has good title to, or valid leasehold interests in, all its Property material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such Property for its intended purpose. Title to all such Property held by such Company is free and clear of all Liens except for Permitted Liens. The Property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) (except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect)

and (ii) constitutes all the Property which is required in any material respect for the business and operations of the Companies as presently conducted.

(b)        Schedule 3.05(b) contains a true and complete list of each interest in Real Property owned by any Company as of the date hereof and describes the type of interest therein held by such Company. Schedule 3.05(b) contains a true and complete list of each Real Property leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company.

(c)        Each Company owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, information technology, software, databases, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim except as would not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Company does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedules 14(a) and 14(b) to the Perfection Certificate, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedules 14(a) and 14(b) to the Perfection Certificate delivered on the date hereof and (ii) all material registrations listed in Schedules 14(a) and 14(b) to the Perfection Certificate delivered on the date hereof are valid and in full force and effect. To each Loan Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedules 14(a) and 14(b) to the Perfection Certificate, respectively, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.05(c).

(d)        As of the date hereof, (i) no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of the Property and (ii) no Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968.

(e)        The Equipment of each Company is in good repair, working order and condition, reasonable wear and tear excepted. Each Company shall cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements to the Equipment, in each case which are necessary or appropriate in the conduct of each Company’s business.

SECTION 3.06  Equity Interests and Subsidiaries.

(a)        Schedule 3.06(a) sets forth a list of (i) all the Subsidiaries and their jurisdiction of organization as of the Closing Date and (ii) the number of shares of each class of its Equity Interests authorized, and the number outstanding (and the record holder of such Equity Interests), on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company (other than Holdings) are duly and validly issued and are fully paid and non-assessable and are owned by Holdings or Borrower, directly or indirectly through Wholly Owned Subsidiaries and all Equity Interests of the Borrower are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement and the Liens permitted by Sections 6.02(a) and (r), and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. No Subsidiaries exist other than Borrower, the Subsidiary Guarantors and Subsidiaries in the process of complying with the requirements of Section 5.11(b).

(b)        No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c)        An accurate organization chart, showing the ownership structure of Holdings, Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transaction, is set forth on Schedule 3.06(c).

SECTION 3.07  Litigation; Compliance with Laws.  (a)  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, Property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)        Except for matters described in Section 3.17, no Company or any of its Property is in violation of, nor will the continued operation of its Property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Real Property or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08  Agreements.  (a)  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)        No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its Property are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

(c)        Schedule 3.08(c) accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto.

SECTION 3.09  Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)        No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Security Agreement Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.10  Investment Company Act; Public Utility Holding Company Act.  No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.11  Use of Proceeds.  Borrower will use the proceeds of the Loans after the Closing Date for working capital and general corporate purposes (including, without limitation, Capital Expenditures); it being understood that no Loans shall be made on the Closing Date.

SECTION 3.12  Taxes.  Each Company has (a) filed or caused to be filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and has (b) duly paid or caused to be duly paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except in each case Taxes (i) that have been or are being contested in good faith by appropriate proceedings and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect; provided, that any such contest of Taxes with respect to Collateral shall also satisfy the Contested Collateral Lien Conditions.

Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or, except as described in Section 3.20(e) of the Disclosure Schedule to the Acquisition Agreement, audits, that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.13  No Material Misstatements.  None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Senior Notes Offering Memorandum) contained, contains or will contain any material misstatement of fact or omission, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.14  Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.15  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan taking into account rights of contribution, subrogation, against or reimbursement from other Loan Parties, (a) the fair value of the assets of the Loan Parties (on a consolidated basis) will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of the Loan Parties (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties (on a consolidated basis) will not have unreasonably small capital with which to conduct their businesses in which the Loan Parties (on a consolidated basis) engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. In determining the foregoing, the amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

SECTION 3.16  Employee Benefit Plans.  Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the assets of a Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) sponsored or maintained by the Companies immediately after the consummation of the Transactions did not, as of the date of the first financial statements of the Companies issued on or after the Closing Date reflecting such amounts, exceed by more than $15.0 million the fair market value of the assets of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17  Environmental Matters.  (a)  Except as set forth in Schedule 3.17 or except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(1)        The Companies and their businesses, operations and Real Property are, and in the last six years have been, in compliance with applicable Environmental Laws, including obtaining and complying with all Required Environmental Permits, and all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years, and the Companies have no Environmental Liabilities;

(2)        There has been no Release or threatened Release of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect;

(3)        There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(4)        No Person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)        Except as set forth in Schedule 3.17:

(1)        No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location except any action or Response which could not reasonably be expected to have a Material Adverse Effect;

(2)        No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum;

(3)        As of the date hereof, no Lien is recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or assets of the Companies;

(4)        The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Environmental Real Property Disclosure Requirements or any other Environmental Law except any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup that could not be reasonably expected to have a Material Adverse Effect; and

(5)        The Companies have made available to Lenders all material reports and assessments in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law including, without limitation, those concerning the existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.18  Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. Each Company has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19  Security Documents.  (a)  The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral and, upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than the Intellectual Property (as defined in the Security Agreement) and equipment subject to a certificate of title statute), in each case encumbered by no Liens other than Permitted Liens.

(b)        When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Lien created by such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in such Security Agreement), in each case encumbered by no Liens other than Permitted Liens.

(c)        Each Mortgage executed and delivered as of the Original Closing Date as amended as of the Closing Date, is, or, to the extent any Mortgage is duly executed and delivered thereafter by the relevant Loan Party, will be, effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Mortgaged Real Properties thereunder and the proceeds thereof, subject to the Permitted Liens, and when the Mortgages are filed in the offices specified on Schedule 1.01(a), (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12) the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Real Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Liens.

(d)        Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than equipment subject to a certificate of title statute and Collateral in which a security interest may be perfected solely by possession or control), in each case encumbered by no Liens other than the applicable Permitted Liens.

SECTION 3.20  Acquisition Documents; Representations and Warranties in Agreement.  (a) Schedule 3.20 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition. The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

(b)        All representations and warranties of each Company set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.21  Senior Note Documents.  As of the Closing Date, Borrower shall have delivered to the Administrative Agent a complete and correct copy of the Senior Note Documents and all related documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Borrower has the corporate power and authority to execute, deliver and perform the Senior Note Documents and incur the obligations thereunder.

SECTION 3.22  Location of Material Inventory.  As of the date hereof, Schedule 3.22 sets forth all locations in the United States where the aggregate value of Inventory owned by the Loan Parties exceeds $50,000.

SECTION 3.23  Accuracy of Borrowing Base.  At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, (a) each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein (or of which Borrower has hereafter been notified by Collateral Agent under Section 2.19) to be an Eligible Account and an item of Eligible Inventory, respectively, (b) each item of Equipment included in the calculation of the Borrowing Base satisfies all of the criteria stated herein to be an item of Eligible Equipment and (c) each parcel of Real Property included in the calculation of the Borrowing Base satisfies all of the criteria stated herein satisfies all of the criteria stated herein to be an item of Eligible Real Property.

SECTION 3.24  Post-Audit Asset Dispositions.  As of the Closing Date, none of the Borrower or the other Loan Parties has disposed of assets (other than Inventory sold in the ordinary course of its business) which are set forth in the Inventory Appraisal and which have an aggregate fair market value of more than $250,000.

SECTION 3.25  Holdings.  Holdings does not engage in any business activities or have any assets or liabilities, other than (a) its ownership of the Equity Interests of Borrower, (b) rights and obligations under the Loan Documents, the Senior Note Documents and the other Transaction Documents and Tax Sharing Agreements and (c) activities, obligations and assets incidental to the foregoing clauses (a) and (b).

SECTION 3.26  Common Enterprise.  Holdings is the direct or indirect and beneficial owner and holder of all of the issued and outstanding shares of stock or other Equity Interests in the Borrower and the other Subsidiary Guarantors. Borrower and Subsidiary Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrower and Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others. Borrower and certain Guarantors render services to or for the benefit of Borrower and/or the other Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of Borrower and Guarantors (including, inter alia, the payment by Borrower and Guarantors of creditors of the Borrower or Guarantors and guarantees by Borrower and Guarantors of indebtedness of Borrower and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrower and Guarantors). Borrower and Guarantors have centralized accounting, common officers and directors and are in certain circumstances identified to creditors as a single economic and business enterprise.

SECTION 3.27  Anti-Terrorism Laws.  (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)        No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)        a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)        a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)        a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)        a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)        a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)        No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.28  PACA and FSA.  Except BCO, no Company is a “dealer”, “commission merchant” or “broker” under PACA, and no Company’s assets (except BCO’s) are subject to the trust provisions provided for under PACA. No Company has received any notice with respect to any FSA or similar state statutory lien.

SECTION 3.29  Farmer Bankruptcy.  No Company is a “farmer” as defined in the federal bankruptcy code except Bear Creek Orchards, Inc., a Delaware corporation, and Jackson & Perkins Operations, Inc., a Delaware corporation.

SECTION 3.30  Water Availability.  The Companies possess water rights that are expected to provide from verifiable surface and ground water sources sufficient water to conduct operations materially similar to prior years’ operations. Borrower and each applicable Subsidiary Guarantor has filed with all applicable Governmental Authorities, all notices and other documents required under federal, state and local laws and regulations in connection with the supply of water to and use of water upon the Mortgaged Property, except for such failures as do not and are not reasonably likely to have a Material Adverse Effect.

ARTICLE IV.

CONDITIONS TO EFFECTIVENESS OF AGREEMENT

AND INITIAL CREDIT EXTENSIONS HEREUNDER

SECTION 4.01  Conditions to Initial Credit Extension.  The effectiveness of this Agreement and the obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it pursuant to this Agreement shall be subject to the satisfaction on the Closing Date of each of the conditions precedent set forth in this Section 4.01.

(a)        Loan Documents.  All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to counsel for the Administrative Agent an executed counterpart of each of the Loan Documents, including this Agreement, the Security Agreement, each Mortgage, the Perfection Certificate and each other applicable Loan Document.

(b)        Corporate Documents.  The Administrative Agent shall have received:

(i)        a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other constitutive documents, including all amendments thereto certified as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of

Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause (i));

(ii)        a certificate as to the good standing of each Loan Party as of a recent date, from the Secretary of State of its state of organization; and

(iii)        such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c)        Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer, the President or the Chief Financial Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.01 and paragraphs (b) and (c) of Section 4.02.

(d)        Financings and Other Transactions, Etc.

(i)        The Administrative Agent and the Collateral Agent shall have verified that Borrower has received not less than $175 million in gross proceeds from the issuance and sale of the Senior Fixed Rate Notes, $70 million in gross proceeds from the issuance and sale of the Senior Floating Rate Notes, and the Senior Note Documents shall be in form and substance reasonably satisfactory to the Lenders and certified by one of Borrower’s Financial Officers as current, complete and accurate.

(ii)        The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter with respect to all debt being refinanced in the Refinancing; the Administrative Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt; and the NOL Loan shall have been repaid in full and the NOL Loan Agreement terminated and the Administrative Agent shall have received a “pay-off” letter with respect to the repayment of the NOL Loan.

(iii)        The Lenders shall be reasonably satisfied with the capitalization, the terms and conditions of any equity, indemnity, employment or other arrangements entered into in connection with the Transactions and the corporate, legal, tax, management or other organizational structure of the Companies.

(iv)        All legal matters incident to the Senior Note Documents shall be satisfactory to the Lenders, the Issuing Bank and to the Administrative Agent and there shall have been delivered to counsel for the Administrative Agent an executed copy of each of the material Senior Note Documents.

(e)        Financial Statements; Balance Sheet; Projections.  The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the Borrowing Base and the financial performance of Holdings, Borrower and their respective Subsidiaries.

(f)        Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness for borrowed money, preferred stock or minority interests other than (i) the Loans and extensions of credit hereunder, (ii) the Senior Notes, (iii) Indebtedness owed to Borrower or any Guarantor and (iv) minority interests in Holdings owned by the Permitted Holders.

(g)        Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of (i) Jones Day, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit K-1, and (ii) each local counsel listed on Schedule 4.01(g), substantially to the effect set forth in Exhibit K-2, in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(h)        Other Reports.  (i)  The Lenders shall have received all reports and opinions of appraisers, consultants or other advisors retained by the Agents to review the business, operation or condition of Holdings and the other Companies giving effect to the Transactions, and shall be satisfied with such reports and opinions.

(ii)        The Administrative Agent shall have received a solvency certificate in the form of Exhibit M, dated the Closing Date and signed by a Financial Officer of Holdings.

(i)        Requirements of Law.  The Lenders shall be satisfied that the Transactions shall be in compliance with all material Requirements of Law, including without limitation Regulations T, U and X of the Board. To the extent requested, the Lenders shall have received satisfactory evidence of compliance in all material respects with all applicable material Requirements of Law, including all applicable environmental laws and regulations.

(j)        Consents.  The Lenders shall be satisfied that all consents and approvals required from Governmental Authorities and third parties, to the extent necessary to enable Borrower to accurately make the representations and warranties set forth in Section 3.03 as of the Closing Date, shall have been obtained and be in full force and effect, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of, in any material respect, restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k)        Litigation.  There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Holdings, Borrower and the Subsidiaries to fully and timely perform their respective obligations under the Transaction

Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l)        Sources and Uses.  No Revolving Loan shall be requested on the Closing Date.

(m)        Fees.  The Arranger, Collateral Agent and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the reasonable legal fees and expenses of Latham & Watkins, LLP, special counsel to the Agents, and the reasonable fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(n)        Personal Property Requirements.  To the extent not heretofore delivered to the Collateral Agent pursuant to the terms of the Original Credit Agreement, the Collateral Agent shall have received:

(i)        all certificates, agreements or instruments representing or evidencing the Initial Pledged Interests, the Initial Pledged Shares and Intercompany Notes (each as defined in the Security Agreement) accompanied by instruments of transfer and stock powers endorsed in blank shall have been delivered to the Collateral Agent;

(ii)        all other certificates or instruments necessary to perfect on the Closing Date the Collateral Agent’s security interest in all Chattel Paper and all Instruments of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by Article III of the Security Agreement);

(iii)        UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(iv)        certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Real Property owned by such Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than those relating to Liens acceptable to the Collateral Agent); and

(v)        evidence acceptable to the Collateral Agent of payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(o)        Real Property Requirements.  The Collateral Agent shall have received an amendment with respect to each existing Mortgage, such amendment to be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(p)        Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(q)        Initial Borrowing Base Certificate and Minimum Total Liquidity.  The Collateral Agent and the Administrative Agent shall have received a Borrowing Base Certificate, dated as of the Closing Date (with respect to the Borrowing Base as of January 22, 2005), which Borrowing Base Certificate together with the sum of cash and Cash Equivalents of Holdings and its Consolidated Subsidiaries at such time shall evidence Total Liquidity of no less than $75.0 million after giving effect to the consummation of the other Transactions contemplated by the Transaction Documents.

SECTION 4.02  Conditions to All Credit Extensions.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)        Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.17(b).

(b)        No Default.  No Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date.

(c)        Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects subject to such qualification) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01  Financial Statements, Reports, etc.  In the case of Holdings and Borrower, furnish to the Administrative Agent and each Lender:

(a)        Annual Reports.  Within 90 days after the end of each fiscal year, (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out the results of Borrower, each Subsidiary Guarantor and the aggregate results of all Subsidiaries), accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent or one of the “Big 3” accounting firms (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP consistently applied, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the financial condition, results of operations and cash flows of the Consolidated Companies (on a consolidated basis) as of the end of and for such fiscal year, as compared to the Consolidated Companies’ financial condition, results of operations and cash flows as of the end of and for the previous fiscal year and its budgeted results of operations and cash flows, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year;

(b)        Quarterly Reports.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in paragraph (a) of this Section 5.01, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth the financial condition, results of operations and cash flows of the Consolidated Companies (on a consolidated basis) as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, as compared to the Consolidated Companies’ financial condition, results of operations and cash flows as of the end of such fiscal quarter and for the comparable periods in the previous fiscal year and its budgeted results of operations and cash flows, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;

(c)        Monthly Reports.  Within 30 days after the end of the first two months of each fiscal quarter, the consolidated statements of income and cash flows of Holdings for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(d)        Financial Officer’s Certificate.  (i)  Concurrently with any delivery of financial statements under paragraphs (a), (b) or (c) above, a certificate of a Financial Officer certifying that to such Financial Officer’s knowledge after due inquiry no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a Compliance Certificate; and (iii) in the case of paragraph (a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof (which report and the statements contained therein may be limited in form, scope and substance to the extent expressly required by accounting rules or guidelines of general application in effect from time to time and to the extent delivery of any such report is permitted pursuant to such rules or guidelines);

(e)        Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under paragraph (c) above, a certificate of a Financial Officer of the Borrower, (i) setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the most recently delivered Perfection Certificate or Perfection Certificate Supplement and (ii) certifying that all UCC Financing Statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 8 months after the date of such certificate (except as permitted hereby or otherwise noted therein with respect to any continuation statements to be filed within such period);

(f)        Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)        Management Letters.  Promptly after the receipt thereof by any Company, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s responses thereto;

(h)        Budgets.  No later than 30 days after the first day of each fiscal year of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income by each of Holdings’ business units and sources and uses of cash and balance sheets and Borrowing Base levels and credit utilization) prepared by Holdings for (i) each fiscal month of such fiscal year prepared in detail and (ii) each of the three years immediately following such fiscal year prepared in summary form, in each case, of Holdings and its Subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Holdings to the effect that the budget of Holdings is a reasonable estimate for the period covered thereby;

(i)        Annual Meetings with Lenders.  Within 120 days after the close of each fiscal year of Holdings, Holdings and Borrower shall, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies; and

(j)        Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02  Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)        the occurrence of any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)        the filing or commencement of, or any overt threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)        any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(d)        the occurrence of a Casualty Event with respect to any of the Collateral having a value in excess of $250,000 and will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents;

(e)        (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially adversely affect the value of a material portion of the Collateral;

(f)        any threatened indictment by any Governmental Authority of any Loan Party, as to which any Loan Party receives knowledge or notice, under any criminal or civil proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $250,000 or (ii) any other Property of any Loan Party which is necessary or material to the conduct of its business; and

(g)        any lien pursuant to the FSA or similar state statute.

SECTION 5.03  Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)        Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in each case where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents except as would not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all Property material to the conduct of such business and keep such Property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, that nothing in this Section 5.03(b) shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with Section 6.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment or other disposition by any Company of any rights, permits, franchises, authorizations, licenses, trademarks, tradenames, copyrights or patents that such Person reasonably determines are not useful in any material respect to its business.

SECTION 5.04  Insurance.  (a)  Keep its insurable Property adequately insured at all times by financially sound and reputable insurers (provided, that no Loan Party shall be deemed to breach this provision if, after its insurer becomes unsound or irreputable, such Loan Party promptly and diligently obtains adequate insurance from an alternative carrier); maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or Property damage occurring upon, in, about or in connection with the use of any Property owned, occupied or controlled by it; and maintain such other insurance as may be required by law; and, with respect to the Collateral, otherwise maintain all insurance coverage required under each applicable Security Document, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent, it being agreed that the levels of insurance in place on the Closing Date, absent a material change in the Property of the Loan Parties, shall be satisfactory to the Administrative Agent and the Collateral Agent so long as appropriate steps are taken to assure that such insurance coverage is also obtained for any future Subsidiaries.

(b)        All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of Property insurance) or additional insured (in the case of liability insurance) or loss payee (in the case of casualty insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.

(c)        Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d)        Obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any real Property covered by a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1975, as amended from time to time.

(e)        Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

SECTION 5.05  Obligations and Taxes.  (a)  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and, in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions.

(b)        Timely and correctly file all material Tax Returns required to be filed by it.

SECTION 5.06  Employee Benefits.  (a)  With respect to each Plan maintained by a Company, comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 days after any Responsible Officer of the Companies or their ERISA Affiliates or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07  Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Keep proper records of intercompany accounts with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by Borrower from swept deposit accounts of the other Companies). Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the Property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of any Company with the officers thereof and independent accountants therefor (in the presence of a Responsible Officer).

SECTION 5.08  Use of Proceeds.  Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.11.

SECTION 5.09  Compliance with Environmental Laws; Environmental Reports.  (a)  Comply, and cause all lessees and other Persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of a Release or other event that has a reasonable likelihood of the Borrower or the Companies incurring Environmental Liabilities in excess of $250,000 (i) conduct or pay for consultants to conduct tests or assessments of environmental conditions and take any Response required by any Governmental Authority or as is otherwise necessary to comply with any applicable Environmental Law or (ii) ensure that the appropriate responsible party takes the actions specified in clause (i) above.

(b)        If a Default caused by reason of a breach of Section 3.17 or 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10  [Intentionally Omitted].

SECTION 5.11  Additional Collateral; Additional Guarantors.  (a)  Subject to this Section 5.11, with respect to any Property acquired after the Closing Date by Borrower or any other Loan Party that is intended to be encumbered by the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Property described in paragraph (b) of this subsection) promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property encumbered by no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties or assets.

(b)        With respect to any Person that is or becomes a Wholly Owned Subsidiary (other than any Foreign Subsidiary) promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing the Equity Interests of such Subsidiary (provided, that with respect to any Foreign Subsidiary of Borrower or a Subsidiary, in no event shall more than 65% of the Equity Interests of such Foreign Subsidiary be encumbered by any Lien or pledged under any Security Document), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary’s parent, as the case may be, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary, and (ii) cause such new Subsidiary (other than any Foreign Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation and a joinder agreement to the Security Agreement in the form annexed thereto which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. The inclusion in the Borrowing Base of the assets of any domestic Wholly Owned Subsidiary shall also be subject to the Collateral Agent’s receipt and approval, in its reasonable credit judgment, of (i) a collateral audit and Inventory Appraisal and (ii) all UCC search results necessary to confirm the Collateral Agent’s Lien on all such Subsidiary Guarantor’s personal Property, encumbered by no Liens other than Permitted Liens and having the priority required hereunder for Collateral of such type included in the Borrowing Base.

(c)        Each Loan Party will promptly grant to the Collateral Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage Lien on each owned Real Property of such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1.0 million, as additional security for the Obligations (unless the subject Property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens reasonably acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion (in each case, as reasonably requested by the Administrative Agent or the Collateral Agent and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

SECTION 5.12  Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and encumbered by no other Liens except as permitted by the applicable Security Document. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or the Lenders may be so required to obtain. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent and Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13  Information Regarding Collateral.  Furnish to the Administrative Agent and the Collateral Agent 30 days prior written notice (in the form of an officer’s certificate), clearly describing any changes (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business or any office in which it maintains books or records relating to Collateral owned by it (including the establishment of any such new office), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or (v) in any Loan Party’s jurisdiction of organization. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Borrower agrees to provide to the Collateral Agent such other information in connection with such changes as the Collateral Agent may reasonably request.

SECTION 5.14  Post-Closing Collateral Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule as such time limits may be extended in the reasonable judgment of the Administrative Agent.

SECTION 5.15  Borrowing Base-Related Reports.  The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Collateral Agent and the Administrative Agent the following:

(a)        (i) during the months of January through and including September in each calendar year, in no event less frequently than 20 days after the end of each month for the month most recently ended, and (ii) at all other times, no event less frequently than 3 days after the end of each week for the week most recently ended (with the end of the week being each Saturday), a Borrowing Base Certificate from the Borrower accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment;

(b)        upon request by the Collateral Agent, and in no event less frequently than 20 days after the end of (i) each month, a monthly trial balance showing future Accounts outstanding aged from due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment and (ii) each month, a summary of Inventory by location and type accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment (in each case, together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date);

(c)        at the time of delivery of each of the financial statements delivered pursuant to Sections 5.01(b), a reconciliation of the Accounts trial balance and quarter-end Inventory reports of Borrower and each Subsidiary Guarantor to the general ledger of such Loan Party, in each case, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment;

(d)        at the time of delivery of the financial statements referred to in Section 5.01(a), an Inventory Appraisal to be conducted by an auditor, and in form, scope and substance, reasonably satisfactory to the Collateral Agent and Administrative Agent; and

(e)        such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Collateral Agent shall from time to time request in its reasonable credit judgment.

The delivery of each certificate and report or any other information delivered pursuant to this Section 5.15 shall constitute a representation and warranty by the Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date.

SECTION 5.16  Evidence of Water Availability.  At such times as the Administrative Agent or the Collateral Agent may reasonably request, Borrower shall deliver to the Administrative Agent and the Collateral Agent an Officer’s Certificate stating that Companies possess water rights that are expected to provide from verifiable surface and ground water sources sufficient water to conduct operations materially similar to prior years’ operations.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01  Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)        Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b)        (i) Indebtedness actually outstanding on the Closing Date and listed on Schedule 6.01(b), including, without limitation, the Senior Notes or (ii) refinancings or renewals thereof; provided, that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c)        Indebtedness of any Company under Interest Rate Protection Agreements entered into in order to fix the effective rate of interest on Indebtedness in compliance with Section 5.10 and such other non-speculative Interest Rate Protection Agreements which may be entered into from time to time by any Company and which such Company in good faith believes will provide protection against fluctuations in interest rates with respect to floating rate Indebtedness then outstanding, and permitted to remain outstanding, pursuant to the other provisions of this Section 6.01;

(d)        Indebtedness under Hedging Agreements (other than Interest Rate Protection Agreements) entered into from time to time by any Company in accordance with Section 6.04(c);

(e)        to the extent recorded in the Companies’ intercompany account ledgers, intercompany Indebtedness of the Companies outstanding to the extent permitted by Sections 6.04(d);

(f)        Indebtedness of the Borrower and its Subsidiaries organized in a State within the United States in respect of Purchase Money Obligations and Capital Lease

Obligations and refinancings or renewals thereof (other than refinancings funded with intercompany advances), in an aggregate amount not to exceed $5.0 million at any time outstanding;

(g)        Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business;

(h)        Contingent Obligations of any Loan Party in respect of Indebtedness of any other Loan Party otherwise permitted under Section 6.01;

(i)        Indebtedness in respect of taxes, assessments or governmental charges and claims for labor, materials or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.05;

(j)        Indebtedness in respect of netting services and overdraft protections or arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in connection with deposit accounts, in each case in the ordinary course of business;

(k)        Subordinated Debt owing by Holdings, so long as at the time of incurrence thereof, assuming that such Subordinated Debt was incurred as of the most recently completed fiscal quarter, Holdings and the Borrower would have been in compliance with Section 6.08(a) (Maximum Leverage Ratio) as of the last day of such fiscal quarter; provided that the requirement for pro forma compliance with Section 6.08(a) at the time of such incurrence shall not be required to be met with respect to any such Subordinated Debt issued to and held by any Permitted Holder;

(l)        Indebtedness in respect of sale and leaseback transactions permitted by Section 6.03;

(m)        Indebtedness of the Borrower with respect to (i) documentary letters of credit outstanding on the Closing Date and listed on Schedule 6.01(m) and (ii) documentary letters of credit issued after the Closing Date in individual amounts not to exceed $75,000, and in the case of all such letters of credit described in this clause (m), not to exceed an outstanding face amount at any time in excess of $2.0 million; and

(n)        other unsecured Indebtedness (not of the type covered in clauses (a) – (m) above) of any Company not to exceed $5.0 million in the aggregate principal amount at any time outstanding.

SECTION 6.02  Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a)        (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and (ii) Liens for taxes, assessments or governmental charges or levies, which (A) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets encumbered by any such Lien, or (B) in the case of any such charge or claim which has become a choate Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)        Liens in respect of Property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which do not pertain to Indebtedness that is due and payable or which pertain to Liens that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets encumbered by any such Lien;

(c)        Liens in existence on the Closing Date and set forth on Schedule 6.02(c); provided, that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any Property other than the Property subject thereto on the Closing Date including any proceeds thereof;

(d)        easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property and (iii) individually or in the aggregate materially interfering with the conduct of the business of the Companies at such Real Property;

(e)        Liens arising out of judgments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any Property encumbered by such Liens) does not exceed $1.0 million at any time outstanding;

(f)        Liens (other than any Lien imposed by ERISA) (i) imposed by law (other than any such Liens covered in other paragraphs of this Section 6.02) or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that (w) with respect to clauses (i), (ii) and (iii) hereof, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the Property or assets encumbered by any such Lien, (x) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents which have been deposited with such lienholder or has otherwise been subordinated to the Liens securing the Obligations hereunder pursuant to a Landlord Lien Waiver and Access Agreement, (y) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (z) the aggregate amount of deposits at any time pursuant to clause (ii) and (iii) shall not exceed $500,000 in the aggregate;

(g)        Leases or subleases with respect to the assets or properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(h)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)        Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 6.01(f); provided, that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the purchase price and/or the cost of installation, construction or improvement of the Property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the Property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations and the proceeds thereof and do not encumber any other Property of any Company;

(j)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)        Liens on Property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Company (and not created in anticipation or contemplation thereof) so long as such merger or acquisition is permitted pursuant to Section 6.05; provided, that such Liens do not extend to Property not encumbered by such Liens at the time of acquisition (other than improvements thereon and the proceeds thereof) and are no more favorable to the lienholders than the existing Lien;

(l)        Liens granted pursuant to the Security Documents;

(m)        licenses or sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Company;

(n)        Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods to the extent required by law;

(o)        Liens deemed to exist in connection with set-off rights in the ordinary course of Loan Parties’ and their Subsidiaries’ business;

(p)        replacement, extension or renewal of any Lien permitted herein in the same property previously subject thereto provided the underlying Indebtedness is permitted to be replaced, extended and renewed under Section 6.01(b);

(q)        the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r)        [Intentionally Omitted];

(s)        Liens in respect of sale and leaseback transactions permitted by Section 6.03 and encumbering solely the assets subject to such transaction;

(t)        Liens attaching solely to cash earnout money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition permitted by Section 6.05;

(u)        Liens on documents and the goods covered thereby, rights under any agreements with respect to such goods and other collateral customarily securing such letters of credit (and granted pursuant to standard form letter of credit applications) and proceeds of the foregoing, in each case, relating to the letters of credit permitted under Section 6.01(m) and securing obligations with respect thereto;

(v)        Liens set forth in the Title Policy with respect to any Mortgaged Property to the extent not otherwise permitted under this Section 6.02 and agreed upon by the Collateral Agent; and

(w)        other Liens (not of a type set forth in clauses (a) through (v) above) incurred in the ordinary course of business of any Company with respect to obligations

(other than Indebtedness) that do not in the aggregate exceed $1.0 million at any time outstanding;

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Pledged Securities or Intercompany Notes (each as defined in the Security Agreement) except Liens described in paragraphs (a) and (l) above.

SECTION 6.03  Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (i) no Default then exists or would result therefrom, (ii) to the extent the Lenders’ Revolving Exposure exceeds the Borrowing Base then in effect, the Borrower shall use the consideration received for such sale and leaseback transaction to prepay the Loans and any interest in accordance with Section 2.10(b)(iii), (iii) the sale and leaseback transaction is with respect to one or more parcels of Real Property identified on Schedule 6.03 hereto, (iv) Borrower or such Loan Party, as the case may be, receives consideration for such parcel of Real Property at the time of such sale and leaseback transaction at least equal to 90% of the fair market value of the Real Property sold and leased back, (v) the aggregate fair market value of all Real Property permitted to be sold and leased back pursuant to this Section 6.03 shall not exceed (A) $15.0 million, at any time that the Leverage Ratio (without giving effect to the proposed sale and leaseback) is less than 3.00 to 1.00 and greater than or equal to 2.25 to 1.00 and (B) $30.0 million, at any time the Leverage Ratio (without giving effect to the proposed sale and leaseback) is less than 2.25 to 1.00, (vi) Borrower shall have delivered, at least five Business Days prior to the closing of such sale and leaseback transaction thereto, all agreements, documents and instruments pursuant to which the proposed sale and leaseback transaction is to be effected, all of which shall be on terms and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (vii) Borrower shall have delivered a certificate to the Administrative Agent and the Collateral Agent certifying that no Default exists or would result after giving effect to the proposed sale and leaseback transaction and identifying the Real Property subject to such sale and leaseback transaction and (viii) any Liens arising in connection with its use of such Real Property are permitted under Section 6.02.

SECTION 6.04  Investment, Loan and Advances.  Directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)        Investments outstanding on the Closing Date and identified on Schedule 6.04(a);

(b)        the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash

Equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business; or (v) make prepayments and deposits to suppliers in the ordinary course of business;

(c)        Borrower or Holdings (x) may enter into Interest Rate Protection Agreements to the extent permitted by Section 6.01(c) and (y) may enter into and perform its obligations under Hedging Agreements entered into in the ordinary course of business and so long as any such Hedging Agreement is not speculative in nature and is (i) (A) related to income derived from foreign operations of any Company or otherwise related to purchases permitted hereunder from foreign suppliers or (B) entered into to protect such Companies against fluctuations in the prices of raw materials used in their businesses and (ii) permitted by Section 6.01(d);

(d)        any Loan Party may make intercompany loans and advances to any other Loan Party that is a Wholly Owned Subsidiary; provided, that each such Loan Party is a party to the Intercompany Note, and such loan shall promptly be recorded on such Loan Party’s ledgers as an intercompany loan and shall be pledged by such Loan Party that is the lender of such intercompany loan as Collateral pursuant to the Security Agreement, provided further that any Indebtedness of any Loan Party permitted pursuant to this paragraph (d) shall be subordinated to the Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness;

(e)        Borrower and the Subsidiary Guarantors may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $250,000;

(f)        Borrower and the Subsidiary Guarantors may sell or transfer amounts and acquire assets and otherwise make Investments to the extent permitted by Section 6.05;

(g)        Borrower may establish (i) Wholly Owned Subsidiaries to the extent permitted by Section 6.12 and (ii) non-Wholly Owned Subsidiaries and/or joint ventures to the extent that Investments in such non-Wholly Owned Subsidiaries and/or joint ventures shall not exceed $1.0 million in the aggregate at any time outstanding, after taking into account amounts returned in cash (including upon disposition);

(h)        Investments (other than as described in Section 6.04(d)) (i) by Borrower in any Subsidiary Guarantor and (ii) by any Company in Borrower or any Subsidiary Guarantor;

(i)        Investments in securities and instruments of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(j)        Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale, or as a result of any acquisitions, each made in compliance with Section 6.05;

(k)        Loan Parties may hold Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04 hereof;

(l)        Investments in Deposit Accounts (as defined in the Security Agreement) opened in the ordinary course of business provided such Deposit Accounts (as defined in the Security Agreement) are subject to Deposit Account Control Agreements (as defined in the Security Agreement) if required hereunder;

(m)        any Loan Party may capitalize or forgive any Indebtedness owed to it by other Loan Parties (except that Borrower shall not forgive intercompany loans made to any other Loan Party);

(n)        Investments in cash or Cash Equivalents in Securities Accounts (as defined in the Security Agreement) opened in the ordinary course of business provided such Securities Accounts are subject to Securities Account Control Agreements (as defined in the Security Agreement) if required hereunder; and

(o)        Investments constituting Permitted Acquisitions.

SECTION 6.05  Mergers, Consolidations, Sales of Assets and Acquisitions.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its Property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the Property or assets of any Person (or agree to do any of the foregoing at any future time), except that:

(a)        Capital Expenditures by Borrower and its Subsidiaries shall be permitted to the extent permitted by Section 6.08(d);

(b)        (i) purchases or other acquisitions of inventory, materials, equipment, Real Property and intangible assets in the ordinary course of business (in each case, not constituting Capital Expenditures) shall be permitted, (ii) subject to Section 2.10(c), Asset Sales of used, worn out, obsolete or surplus Property by any Company in the ordinary course of business, the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole, and dispositions of assets expressly excluded from the definition of “Asset Sales” shall be permitted, and (iii) subject to Section 2.10(c), the sale, lease or other disposal of any assets shall be permitted; provided, that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b)(iii) shall not exceed $5.0 million in any four consecutive fiscal quarters of Borrower;

(c)        Permitted Acquisitions and Investments in connection with any transaction covered by this Section 6.05 may be made to the extent permitted by Section 6.04;

(d)        Borrower and its Subsidiaries may sell Cash Equivalents and use cash for purposes that are otherwise permitted by the terms of this Agreement in the ordinary course of business;

(e)        Borrower and its Subsidiaries may lease (as lessee or lessor) real or personal Property and may guaranty such lease, in each case, in the ordinary course of business and in accordance with the applicable Security Documents;

(f)        the Transactions shall be permitted as contemplated by the Transaction Documents;

(g)        any Loan Party may transfer (as a result of a dissolution, liquidation or otherwise) or lease Property to or acquire or lease Property from any Loan Party or any Loan Party may be merged into Borrower or a Wholly Owned Subsidiary (including as a result of the dissolution or liquidation of such Loan Party), as long as Borrower or a Wholly Owned Subsidiary is the surviving corporation of such merger and, in the case of such Wholly Owned Subsidiary, it remains a Wholly Owned Subsidiary of Holdings); provided, that the Lien on and security interest in such Property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or 5.12, as applicable;

(h)        any Subsidiary (other than Borrower) that is not a Subsidiary Guarantor may dissolve, liquidate or wind up its affairs at any time; provided, that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(i)        Asset Sales by any Company to any other Company shall be permitted; provided, that such Asset Sale involving a Subsidiary that it is not a Loan Party shall be otherwise in compliance with Section 6.07;

(j)        discounts or forgiveness of account receivables in the ordinary course of business or in connection with collection or compromise thereof shall be permitted provided, the account debtor is not an Affiliate;

(k)        Permitted Liens (to the extent constituting a conveyance of Property) shall be permitted;

(l)        the sale of Inventory in the ordinary course of business;

(m)        the sale of all of the outstanding capital stock or all or substantially all of the assets of any or each of Jackson & Perkins, Inc., a Delaware corporation, Jackson and Perkins Operations, Inc., a Delaware corporation, and Jackson and Perkins Company, a Delaware corporation, in each case, in one or a series of related substantially concurrent transactions, so long as (i) no Default then exists or would result therefrom, (ii) Borrower receives cash consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, and (iii) the net cash proceeds of such Asset Sale are applied in a manner not otherwise prohibited by this Agreement;

(n)        subject to Section 2.10(f), any replacement of Property subject to a Casualty Event; and

(o)        dispositions of Property subject to any sale and leaseback transactions permitted under Section 6.03, so long as both immediately prior to any such transaction and, on a pro forma basis, immediately after any such transaction, Total Liquidity shall be no less than $15.0 million

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions deemed appropriate in order to effect the foregoing.

SECTION 6.06  Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that:

(a)        any Subsidiary (i) may pay cash Dividends to Borrower or any Wholly Owned Subsidiary of Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of Borrower, may pay cash Dividends to its equityholders generally so long as Borrower or its Subsidiary which owns the Equity Interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary);

(b)        so long as no Default exists or would result therefrom, Borrower may pay Dividends to Holdings for the purpose of enabling Holdings to, and Holdings may, repurchase outstanding shares of its common stock (or elects to purchase such common stock) following the death, disability, retirement or termination of employment of employees, officers or directors of any Company; provided, that, such Dividends and repurchases may be made solely from (i) a substantially concurrent issuance of Holdings’s common stock (or options to purchase such common stock) to other employees, members of management, executive officers or directors of any Company or to any Permitted Holder, (ii) the proceeds of any other Equity Issuance completed during the fiscal year in which such repurchase is made, (iii) proceeds received by any Loan Party from the proceeds of any key man life insurance policy maintained for the benefit of any Loan Party and (iv) other cash available to any Loan Party in an aggregate amount not to exceed $2,000,000 in any fiscal year;

(c)        Borrower may pay cash Dividends to Holdings for the purpose of paying, so long as all proceeds thereof are promptly used by Holdings to pay, its franchise taxes and operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including legal and accounting expenses and similar expenses and customary fees to non-officer directors of Holdings); provided, that the aggregate amount of Dividends paid to Holdings pursuant to this clause (c) shall not exceed $350,000 in any fiscal year of Holdings;

(d)        Borrower may pay cash Dividends to Holdings for the purpose of paying, so long as all proceeds thereof are promptly used by Holdings to pay, its income tax when and as due or management fees permitted to be paid pursuant to Section 6.07(d);

(e)        On the Closing Date from the proceeds of the Senior Notes, Borrower may pay Dividends to Holdings for the purpose of enabling Holdings to, and Holdings shall use the proceeds of such Dividends to, (i) pay Dividends to its shareholders in an aggregate amount not to exceed $82,600,000 and (ii) repay the NOL Loan in an aggregate principal amount not to exceed $13,900,000 plus accrued interest thereon;

(f)        So long as no Default or Event of Default exists or would result therefrom, within 365 days after the later of (i) the consummation of any or each Asset Sale permitted pursuant to Section 6.05(m) and (ii) if such an offer is required pursuant to the Senior Note Documents, the completion of the required offer to repay or redeem Senior Notes pursuant to the Senior Note Documents in connection therewith, Borrower may pay Dividends to Holdings for the purpose of enabling Holdings to pay Dividends to its shareholders in an aggregate amount for all such Dividends paid pursuant to this Section 6.06(f) not to exceed (i) the lesser of (x) $40 million, (y) the amount of Dividends payable to Holdings at such time pursuant to the terms of the Senior Note Documents and (z) the Net Cash Proceeds received in connection with Asset Sales permitted pursuant to Section 6.05(m), less (ii) the aggregate amount of such Net Cash Proceeds that are so offered to (and that have been accepted by) the holders of the Senior Notes as a repayment or redemption of such Senior Notes or used to voluntarily prepay or redeem Senior Notes as permitted by Section 6.09. Any such Dividend shall only be permitted pursuant to this clause (f) if at least three (3) Business Days prior to the payment thereof, the Borrower shall have provided the Administrative Agent projections, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that the projected Total Liquidity as of the last day of each of the twelve fiscal months of the Borrower ending after the payment of such Dividend shall not be less than $15,000,000;

(g)        So long as no Default or Event of Default exists or would result therefrom, within 90 days after its receipt of the proceeds from any NOL Payment, Holdings may pay Dividends to its shareholders in an amount not to exceed the amount of such proceeds so received (net of any taxes payable in connection therewith); and

(h)        So long as no Default or Event of Default exists or would result therefrom, the Borrower may pay Dividends to Holding to permit Holdings to pay expenses incurred by Holdings in connection with any future initial public offering of Holdings in an aggregate amount not to exceed $2.0 million since the Closing Date.

SECTION 6.07  Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and their Wholly

Owned Subsidiaries), other than in the ordinary course of business and on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(a)        Dividends may be paid to the extent provided in Section 6.06;

(b)        loans may be made and repaid and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01 and 6.04;

(c)        customary fees may be paid to non-officer directors of any Company and customary indemnities may be provided to all directors of any Company;

(d)        Holdings or Borrower may pay management fees to Wasserstein & Co., LP from time to time pursuant to the Management Services Agreement as in effect on Original Closing Date;

(e)        Borrower or any Subsidiary may make payments to Holdings pursuant to the Tax Sharing Agreement as in effect on the Original Closing Date;

(f)        the Transactions may be effected.

SECTION 6.08  Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio, as of the last day of each fiscal quarter set forth in the table below, for the Test Period ending on such day, to exceed the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Leverage Ratio
Fourth fiscal quarter of fiscal year 2005	5.75 to 1.0
First fiscal quarter of fiscal year 2006	5.75 to 1.0
Second fiscal quarter of fiscal year 2006	6.75 to 1.0
Third fiscal quarter of fiscal year 2006	5.40 to 1.0
Fourth fiscal quarter of fiscal year 2006	5.40 to 1.0
First fiscal quarter of fiscal year 2007	5.75 to 1.0
Second fiscal quarter of fiscal year 2007	6.75 to 1.0
Third fiscal quarter of fiscal year 2007	5.25 to 1.0
Fourth fiscal quarter of fiscal year 2007	5.25 to 1.0
First fiscal quarter of fiscal year 2008	5.25 to 1.0
Second fiscal quarter of fiscal year 2008	5.75 to 1.0
Third fiscal quarter of fiscal year 2008	4.75 to 1.0
Fourth fiscal quarter of fiscal year 2008	4.75 to 1.0
First fiscal quarter of fiscal year 2009	5.00 to 1.0
Second fiscal quarter of fiscal year 2009	5.00 to 1.0
Third fiscal quarter of fiscal year 2009	4.75 to 1.0

Fourth fiscal quarter of fiscal year 2009	4.75 to 1.0
First fiscal quarter of fiscal year 2010	4.75 to 1.0
Second fiscal quarter of fiscal year 2010	4.75 to 1.0
Third fiscal quarter of fiscal year 2010	4.25 to 1.0
Fourth fiscal quarter of fiscal year 2010 and each fiscal quarter thereafter	4.25 to 1.0

(b)        Minimum Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio at the end of any Test Period ending after the Closing Date to be less than 2.0 to 1.0.

(c)        Minimum Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio at the end of any Test Period ending after the Closing Date to be less than 1.1 to 1.0.

(d)        Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any fiscal year set forth in the table below to exceed the amount set forth opposite such fiscal year:

Fiscal Year	Amount
Fiscal year 2005	$14.6 million
Fiscal year 2006	$18.3 million
Fiscal year 2007	$19.1 million
Fiscal year 2008	$19.9 million
Fiscal year 2009	$20.7 million
Fiscal year 2010 and each fiscal year thereafter	$21.7 million

provided, however, that (x) if the aggregate amount of Capital Expenditures described in clause (d) above for any fiscal year shall be less than the amount permitted in clause (d) above for such fiscal year (before giving effect to any carryover), then 50% of the shortfall may be added to the amount of Capital Expenditures permitted in clause (d) above for the immediately succeeding (but not any other) fiscal year if the amount expended in such fiscal year would not exceed 150% of the amount permitted for such fiscal year (before any carryover) and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such year before any carryover. Capital Expenditures made with the proceeds of casualty insurance or condemnation awards to repair or replace the property with respect to which such proceeds were paid shall not reduce the amount of capital expenditures otherwise permitted pursuant to this Section 6.08(d).

(e)        Minimum Total Liquidity.  Permit the Total Liquidity at any time to be less than $15,000,000.

SECTION 6.09  Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc. (i) Amend or modify, or permit the amendment or modification of, any provision of existing Indebtedness or of any agreement relating thereto (including any purchase agreement, indenture, loan agreement or security agreement), including, without limitation, any of the Senior Note Documents, other than any amendments or modifications to Indebtedness which do not in any way materially adversely affect the interests of the Lenders and are otherwise permitted under Section 6.01(b); (ii) make (or give notice in respect thereof) any voluntary prepayment on, or voluntary redemption or acquisition for value of, any Indebtedness outstanding under the Senior Note Documents other than, so long as no Default or Event of Default shall have occurred and be continuing at the time of such prepayment or redemption, (A) prepayments or redemptions with proceeds from any Asset Sale permitted pursuant to Section 6.05(m) and that are made within 450 days after the Asset Sale giving rise to such proceeds (but less the amount of any Dividends paid with such proceeds as permitted by Section 6.06(f)), (B) prepayments or redemptions of up to 35% of the aggregate principal balance of the Senior Fixed Rate Notes and up to 35% of the aggregate principal balance of the Senior Floating Rate Notes with proceeds of one or more Qualified Equity Offerings in accordance with the terms of the Senior Note Indenture and made no later than the 90th day after the completion of the related Equity Issuance, and (C) prepayments or redemptions with up to an amount equal to the Excess Cash Flow Prepayment Amount at the time of such prepayment or redemption; (iii) amend or modify, or permit the amendment or modification of, any other Transaction Document or any document evidencing the Equity Financing, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders; (iv) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or by-laws, or any agreement entered into by it, with respect to its capital stock (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, agreements or changes pursuant to this clause (iv) or any such new agreements pursuant to this clause (iv) which do not in any way materially adversely affect in any material respect the interests of the Lenders; and provided, that any Loan Party may issue such capital stock as is not prohibited by Section 6.11 or any other provision of this Agreement and may amend articles of incorporation or other constitutive documents to authorize any such capital stock; or (v) make any (or give notice in respect thereof) any voluntary prepayment on, or voluntary redemption or acquisition for value of, any Subordinated Debt other than, so long a no Default or Event of Default shall have occurred and be continuing a the time of such prepayment, prepayments of Subordinated Debt issued to and held by Permitted Holders and the proceeds of which were used to make an acquisition permitted by Section 6.05 with the proceeds of a substantially concurrent issuance of other Subordinated Debt or an Equity Issuance of Holdings’ common stock.

SECTION 6.10  Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any other Subsidiary, or pay any Indebtedness owed to Borrower or any other Subsidiary, (b) make loans or advances to Borrower or any Subsidiary of Borrower or (c) transfer any of its properties to Borrower or any Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Note Documents; (iv) customary provisions restricting subletting or assignment of any Lease governing a leasehold interest of Borrower or any Subsidiary of Borrower; (v) customary provisions restricting assignment of any agreement (including any Investment permitted hereunder) entered into by Borrower or any Subsidiary of Borrower in the ordinary course of business; (vi) the right of any holder of a Lien permitted by Section 6.02 to restrict the transfer of the asset or assets subject thereto; (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement; (viii) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.05 pending the consummation of such sale; (ix) any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and such agreement does not affect any other Company; or (x) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity.

SECTION 6.11  Limitation on Issuance of Capital Stock.  (a)  With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b)        Borrower will not, and Borrower will not permit any Subsidiary of Borrower, to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional Equity Interests issuances which do not decrease the percentage ownership of Borrower by Holdings or of any Subsidiaries by Borrower or any other Subsidiary of Borrower in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date pursuant to Section 6.12 may issue Equity Interests to Borrower or the Subsidiary which is to own such stock; and (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings. All Equity Interests issued in accordance with this Section 6.11(b) shall, to the extent required by Section 5.12 or the Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the Security Agreement.

SECTION 6.12  Limitation on Creation of Subsidiaries.  Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided, that Borrower may establish or create one or more Wholly Owned Subsidiaries of Borrower or one of its Wholly Owned Subsidiaries without consent so long as (a) 100% of the Equity Interests of any new Wholly Owned Subsidiary (or, in the case of Foreign Subsidiaries, 65%) are upon the creation or establishment of any such new Wholly Owned Subsidiary pledged and delivered to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement and (b) upon the creation or establishment of any such new Wholly Owned Subsidiary (other than a Foreign Subsidiary), such Subsidiary becomes a party to the applicable Security Documents and shall become a Guarantor hereunder and execute a Joinder Agreement and the other Loan Documents all in accordance with Section 5.11(b) above.

SECTION 6.13  Business.  (a)  With respect to Holdings, engage in any business activities or have any assets or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) rights and obligations under the Loan Documents, the Senior Note Documents and the other Transaction Documents and Tax Sharing Agreements and Indebtedness permitted under Section 6.01(k) and (iii) activities, obligations and assets incidental to the foregoing clauses (i) and (ii).

(b)        With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date and business ancillary thereto.

SECTION 6.14  Limitation on Accounting Changes.  Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or are required by GAAP.

SECTION 6.15  Fiscal Year.  Change its fiscal year end to a date other than the last Saturday of each March; provided, that, subject to compliance with the requirements of Section 1.04, after March 26, 2005, the Companies may change their fiscal year end date once with the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed.

SECTION 6.16  No Negative Pledges.  Directly or indirectly enter into or assume any agreement (other than this Agreement and the Senior Note Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except for Property subject to purchase money security interests, operating leases and capital leases and Property subject to Liens permitted by Sections 6.02(c) and 6.02(k) and licenses with respect to intellectual property licensed from third parties in the ordinary course of business.

SECTION 6.17  Lease Obligations.  Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal Property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations (exclusive of such obligations constituting Capital Lease Obligations and obligations with respect to leases of any property sold pursuant to a sale and leaseback transaction permitted by Section 6.03) to exceed $30.0 million payable in any period of 12 consecutive months.

SECTION 6.18  Intentionally Omitted.

SECTION 6.19  Anti-Terrorism Law; Anti-Money Laundering.  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.27, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19). Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

SECTION 6.20  Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

SECTION 6.21  PACA License.  Obtain or attempt to obtain a dealer license under PACA without obtaining Administrative Agent’s prior written consent.

ARTICLE VII.

GUARANTEE

SECTION 7.01  The Guarantee.  The Guarantors hereby jointly and severally guarantee as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Interest Rate Protection Agreement relating to the Loans, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02  Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)        the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;

(b)        the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(c)        the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

(d)        the insolvency of Borrower or any Guarantor;

(e)        at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(f)        any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(g)        the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(h)        any lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(i)        the release of Borrower or any Guarantor; or

(j)        any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of all Obligations and the termination of all Commitments).

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Loan Party thereof exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03  Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of such Secured Party.

SECTION 7.04  Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any Indebtedness of Borrower or any other Guarantor now or hereafter owing to any Guarantor or Borrower by reason of any payment by such Guarantor under the Guarantee in this Article VII is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. In addition, any

Indebtedness of the Guarantors now or hereafter held by any Guarantor is hereby subordinated in right of payment in full in cash to the Guaranteed Obligations. Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of Borrower to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall prior to the indefeasible payment in full in cash of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guaranty contained herein.

SECTION 7.05  Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06  Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07  Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE VIII.

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a)        default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b)        default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)        any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)        default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03 or 5.08 or in Article VI;

(e)        default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied or shall not be waived for a period of 20 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f)        any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period) or (ii) fail to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity; provided, that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $3.0 million at any one time;

(g)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the Property or assets of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property or assets of any Company; or (iii) the winding-up or liquidation of any Company; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)        any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property or assets of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable (after taking into account all rights of contribution), admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) except as permitted under this Agreement, wind up or liquidate;

(i)        one or more judgments for the payment of money in an aggregate amount in excess of $2.0 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Company to enforce any such judgment;

(j)        an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $2.0 million or the imposition of a Lien on any assets of a Company with respect to any such liability;

(k)        any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be, a valid, perfected (except as otherwise expressly provided in this Agreement or such Security Document), first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)        the Guarantees shall cease to be in full force and effect, unless in connection with the sale, merger or dissolution of a Guarantor to the extent permitted under Section 6.05 hereof;

(m)        any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n)        there shall have occurred a Change in Control;

(o)        any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(p)        the indictment by any Governmental Authority of any Loan Party as to which any Loan Party or Administrative Agent receives notice as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative Agent, under any criminal statute, or commencement of criminal or civil proceedings (other than condemnation and eminent domain proceedings) against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $3.0 million or (ii) any other Property of any Loan Party which is material to the conduct of its business; provided, that any such proceedings relating to water rights shall not constitute an Event of Default if, assuming such water rights would be so forfeited (and after giving effect thereto) the representation set forth in Section 3.30 would be true and correct; or

(q)        (i) failure by any holder of Subordinated Debt (or any such holder’s representative or agent) to comply in any material respect with, or any breach in any material respect by any such Person of, any of the subordination terms or conditions with respect to such Subordinated Debt, or Holdings or any other Loan Party shall make any payment in violation of such subordination terms or (ii) failure by any Loan Party or Wasserstein & Co. LP to comply in any material respect with, or any breach in any material respect by any such Person of, any terms or conditions of the Management Fee Subordination Agreement;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX.

COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

SECTION 9.01  Accounts and Account Collections.

(a)        Borrower and each Subsidiary Guarantor shall notify Collateral Agent promptly of: (i) any material delay in the performance by Borrower or any Subsidiary Guarantor of any of its material obligations to any material Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any material Account Debtor, or any material disputes with material Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Loan Party relating to the financial condition of any material Account Debtor and (iii) any event or circumstance which, to any Loan Party’s knowledge, would result in any Account in excess of $250,000 no longer constituting an Eligible Account. Borrower and each Subsidiary Guarantor hereby agree not to grant to any Account Debtor any credit, discount, allowance or extension, or to enter into any agreement for any of the foregoing, without Collateral Agent’s consent, except in the ordinary course of business in accordance with practices and policies previously disclosed in writing to the Collateral Agent. So long as no Event of Default has occurred and is continuing, Borrower and each Subsidiary Guarantor may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default has occurred and is continuing, the Collateral Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors of any Loan Party or grant any credits, discounts or allowances.

(b)        With respect to each Account: (i) the amounts shown on any invoice delivered to Collateral Agent or schedule thereof delivered to Collateral Agent shall be true and complete in all material respects and (ii) none of the transactions giving rise thereto will violate any applicable laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)        Collateral Agent shall have the right at any time or times, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, e-mail, facsimile transmission or otherwise. To facilitate the exercise of the right described in the immediately preceding sentence, Borrower hereby agrees to provide Collateral Agent upon request the name and address of each Account Debtor of Borrower or any Subsidiary Guarantor.

(d)        Borrower shall establish and maintain, at its sole expense, and shall cause each Subsidiary Guarantor to establish and maintain, at its sole expenses blocked accounts or lockboxes and related deposit accounts, which, on the Closing Date, shall consist of accounts set forth on Schedule 9.01(d) (in each case, “Blocked Accounts”), as Collateral Agent may specify, with such banks as are acceptable to Collateral Agent into which Borrower and Subsidiary Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral (other than proceeds of a Casualty Event or Asset Sales that do not require a repayment under Loan Documents) in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Loan Parties. Borrower and Guarantors shall deliver, or cause to be delivered, to Collateral Agent a Deposit Account Control Agreement (as defined in the Security Agreement) duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrower or any Guarantor is maintained, and by each bank where any other deposit account is from time to time maintained. Borrower shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as Collateral Agent may require in connection with such Blocked Accounts and such Deposit Account Control Agreements. Except as permitted by Section 9.01(e)(iii), no Borrower or Guarantor shall establish any deposit accounts after the Closing Date, unless Borrower or Guarantor (as applicable) have complied in full with the provisions of this Section 9.01 with respect to such deposit accounts. Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Collateral Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Collateral Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Collateral Agent and Lenders to the extent of the then outstanding Obligations.

(e)        Borrower and each Guarantor shall maintain a cash management system which is acceptable to the Administrative Agent and the Collateral Agent (the “Cash Management System”). The Cash Management System shall contain, among other things, the following:

(i)        With respect to the Blocked Accounts of Borrower and such Guarantor as the Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice, as well as any similar notice provided pursuant to a Credit Card Receivables Control Agreement, may be given at any time a Cash Dominion Trigger Event shall have occurred and be continuing), pursuant to the applicable Deposit Account Control Agreement, to forward daily all amounts in each Blocked Account to one Blocked Account designated as concentration account in the name of Borrower (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for Borrower (the “Concentration Account Bank”) by notice to the Administrative Agent and the Collateral Agent. The Concentration Account Bank shall agree, pursuant to the applicable Deposit Account Control Agreement, to forward daily all amounts in the

Concentration Account to the account designated as collection account (the “Collection Account”) which shall be under the exclusive dominion and control of the Collateral Agent;

(ii)        With respect to the Blocked Accounts of such Guarantors as the Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, from and after the receipt of an Activation Notice from the Collateral Agent (which Activation Notice may be given by Collateral Agent at any time after the occurrence of a Cash Dominion Trigger Event), to forward all amounts in each Blocked Account to the applicable Concentration Account and Collection Account and to commence the process of daily sweeps from such Blocked Account into the Concentration Account and Collection Account;

(iii)        Any provision of this Section 9.01 to the contrary notwithstanding, (A) Loan Parties may maintain payroll accounts and trust accounts that are not a part of the Cash Management Systems provided that no Loan Party shall accumulate or maintain cash in such accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements and (B) Loan Parties may maintain local cash accounts that are not a part of the Cash Management Systems which individually do not at any time contain available funds in excess of $10,000 and, together with all other such local cash accounts, do not exceed $100,000. In addition, Jackson & Perkins Wholesale, Inc. may maintain that certain account at US Bank established prior to the date of this Agreement in connection a foreign vendor payment dispute and holding cash in an amount not to exceed $360,000, plus accrued interest thereon.

(f)        The Collateral Agent shall apply all funds received in the Concentration Account on a daily basis to the repayment (by transferring same to the account of or pursuant to direction of Administrative Agent) of (i) first, to reimbursable expenses of Agents then due and payable pursuant to the Loan Documents and Fees due and payable to the Agents and Lenders pursuant to the Loan Documents; (ii) second, to interest then due and payable on all Loans, (iii) third, Overadvances, (iv) fourth, to the principal balance of the Swingline Loan until the same has been repaid in full, (v) fifth, to the outstanding principal balance of Revolving Loans until the same has been paid in full, including accompanying accrued interest and charges under Sections 2.12, 2.13 and 2.15 (Borrower may elect which of any Eurodollar Borrowings is to be prepaid), (vi) sixth, to cash collateralize all LC Exposures plus any accrued and unpaid Fees with respect thereto (to be held and applied in accordance with Section 2.18(i) hereof), and (vii) last, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding in each case without a reduction in the Commitments; all further funds received in the Collection Account shall, unless an Event of Default has occurred and is continuing, be transferred or applied by the Collateral Agent in accordance with the directions of Borrower or the respective other Loan Party. If an Event of Default has occurred and is continuing, the Collateral Agent shall not transfer or apply any such funds from the Collection Account in accordance with such directions unless the Administrative Agent and the Collateral Agent determine to release such funds to Borrower. Absent any such determination by the Administrative Agent and the Collateral Agent, all such funds in the Collection Account shall be transferred to the Cash Collateral Account to be applied to the Eurodollar Loans on the last day of the relevant Interest Period of such Eurodollar Loan or to the Obligations as they come due (whether at stated maturity, by acceleration or otherwise). If consented to by the Administrative

Agent, the Collateral Agent and the Required Lenders, such funds in the Cash Collateral Account may be released to Borrower. So long as no Event of Default shall have occurred and be continuing, the Borrower may direct that prepayments of Revolving Loans required pursuant to this Section 9.01(f) with respect to any Eurodollar Borrowing be deposited into a Breakage Prepayment Account and applied to repay such Eurodollar Borrowing at the end of the applicable Interest Periods related thereto.

(g)        Borrower and its directors, employees, agents and other Affiliates and Subsidiary Guarantors shall, acting as trustee for Collateral Agent, receive, as the property of Collateral Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Collateral Agent. In no event shall the same be commingled with Borrower’s own funds which are not subject to a Lien in favor of the Collateral Agent. Borrower agrees to reimburse Collateral Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or Person involved in the transfer of funds to or from the Blocked Accounts arising out of Collateral Agent’s payments to or indemnification of such bank or Person.

SECTION 9.02  Inventory.  With respect to the Inventory: (a) Borrower and each Subsidiary Guarantor shall at all times maintain records of Inventory reasonably satisfactory to Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) any of the Administrative Agent’s and Collateral Agent’s officers, employees or agents shall have the right, at any time or times (but not more frequently than once per year at the expense of Borrower unless an Event of Default has occurred and is continuing), in the name of the Administrative Agent or Collateral Agent, as applicable, any designee of the Administrative Agent, Collateral Agent or Borrower, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct field audits of the financial affairs and Collateral of the Loan Parties, and Borrower shall cooperate fully with the Administrative Agent and Collateral Agent in an effort to facilitate and promptly conclude any such verification process; (c) the Loan Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field audits and Inventory Appraisals which shall be at the expense of Borrower and shall be conducted annually, or, following the occurrence and during the continuation of an Event of Default, more frequently at Collateral Agent’s reasonable request; (d) neither Borrower nor any Subsidiary Guarantor shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return (except for the right of customers for Inventory which is defective or non-conforming) or may obligate any Loan Party to repurchase such Inventory; and (e) Borrower and each Subsidiary Guarantor shall keep the Inventory in good and marketable condition.

SECTION 9.03  Equipment, Real Property and Appraisals.

With respect to the Equipment and owned Real Property of any Loan Party: (a) upon the Collateral Agent’s reasonable request, Borrower shall, at its expense, no more than one (1) time in any twelve (12) month period commencing with the Closing Date, but at any time or times as the Collateral Agent may request following the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to the Collateral Agent written appraisals as to the Equipment and/or the owned Real Property of any Loan Party by an independent appraiser designated by the Collateral Agent and reasonably acceptable to Borrower, (b) Borrower and each Subsidiary Guarantor shall notify Collateral Agent promptly of any event or circumstance which, to any Loan Party’s knowledge, would result in any Equipment of any Loan Party no longer constituting an Eligible Equipment and (c) Borrower and each Subsidiary Guarantor shall notify Collateral Agent promptly of any event or circumstance which, to any Loan Party’s knowledge, would result in any Real Property of any Loan Party no longer constituting an Eligible Real Property.

SECTION 9.04  Cash Collateral Account.

(a)        The Collateral Agent is hereby authorized to establish and maintain at its office at 1290 Avenue of the Americas, 3rd Floor, New York, NY 10104, in the name of the Collateral Agent and pursuant to a dominion and control Agreement, one or more restricted deposit account designated as a “Cash Collateral Account” bearing the name of the owners of the funds contained therein (e.g., Bear Creek Corporation – Cash Collateral Account). Each Loan Party shall deposit into its respective Cash Collateral Account from time to time the cash collateral required to be deposited under Section 2.18(j) or Section 9.01(f) hereof.

(b)        The balance from time to time in such Cash Collateral Accounts shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the Cash Collateral Accounts shall constitute collateral security (i) first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full, and (ii) if held in Cash Collateral Account pursuant to Section 9.01(f), then for the Obligations as provided therein.

SECTION 9.05  Application of Proceeds.  The proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent or the Collateral Agent, as applicable, of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent or the Collateral Agent as follows:

(a)        First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent or the Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)        Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)        Third, without duplication of amounts applied pursuant to paragraphs (a) and (b) above, to the indefeasible payment in full in cash, of each Lender’s Default Allocation Percentage of interest, principal and other amounts constituting Obligations, equally and ratably in accordance with each Lender’s Default Allocation Percentage of such amounts; and

(d)        Fourth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 9.05, the Loan Parties shall remain liable for any deficiency.

ARTICLE X.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 10.01  Appointment.  (a)  Each Lender hereby irrevocably designates and appoints UBS as the Administrative Agent under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes UBS, in its capacity as the Administrative Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)        Each Lender hereby irrevocably designates and appoints GMAC Commercial Finance LLC as the Collateral Agent and UBS AG, Stamford Branch as the Administrative Collateral Agent under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes GMAC Commercial Finance LLC in its capacity as the Collateral Agent and UBS AG, Stamford Branch, as the Administrative Collateral Agent, respectively, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Collateral Agent and the Administrative Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided herein, Collateral Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Loan Documents for the benefit of Secured Parties and shall enforce the rights in the Collateral on behalf of the Secured Creditors.

SECTION 10.02  Administrative Agent, Collateral Agent and Administrative Collateral Agent in Their Individual Capacities; Conflicts Among Agents.  Any Person serving as the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent, as applicable, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent hereunder, as applicable. In the event that any action under this Agreement shall require the consent of both (i) the Collateral Agent and (ii) the Administrative Agent and/or the Administrative Collateral Agent and such parties cannot, after good faith negotiations, agree on the appropriate action to be taken, the Collateral Agent shall have the right to take such action as it shall determine to be appropriate under the circumstances.

SECTION 10.03  Exculpatory Provisions.  None of the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent, the Administrative Collateral Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent, the Administrative Collateral Agent and the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent, as applicable, is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent, the Administrative Collateral Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent, the Administrative Collateral Agent or the Collateral Agent, as applicable, or any of its respective Affiliates in any capacity. None of the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent, the Administrative Collateral Agent and the Collateral Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent, the Administrative Collateral Agent and the Collateral Agent by Borrower, any other Loan Party or a Lender, and the Administrative Agent, the Administrative Collateral Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent, as applicable.

SECTION 10.04  Reliance by Agents.  The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05  Delegation of Duties.  Each of the Administrative Agent, the Administrative Collateral Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent, as applicable. The Administrative Agent, the Administrative Collateral Agent and the Collateral Agent and any such respective sub-agent may perform any and all of its respective duties and exercise its respective rights and powers through its respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each of the Administrative Agent, the Administrative Collateral Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent, the Administrative Collateral Agent and the Collateral Agent.

SECTION 10.06  Successor Administrative Agent, Collateral Agent and Administrative Collateral Agent.  The Administrative Agent, the Administrative Collateral Agent and/or the Collateral Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable may, on behalf of the Lenders, appoint a successor Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable, which successor shall be a commercial banking institution organized under the laws of the United States (or any state thereof) or a United States branch or agency of a commercial banking institution, and having combined capital and surplus of at least $250.0 million; provided, however, that if such retiring Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s, Administrative Collateral Agent’s and/or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent, the Administrative Collateral Agent and/or the Collateral Agent, as

applicable hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable.

Upon the acceptance of its appointment as Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable, and the retiring Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Administrative Agent’s, Administrative Collateral Agent’s and/or Collateral Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable, its respective sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent, Administrative Collateral Agent and/or Collateral Agent, as applicable.

SECTION 10.07  Non-Reliance on Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 10.08  No Other Administrative Agent, Collateral Agent or Administrative Collateral Agent.  The Administrative Agent shall have the authority to appoint from time to time a syndication agent and a documentation agent with respect to this Agreement. Such appointment shall be made by the Administrative Agent with notice thereof to the Borrower. Lenders identified in this Agreement, and any such syndication agent or documentation agent appointed pursuant to the terms hereof shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, no syndication agent nor any documentation agent shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to any syndication agent or documentation agent as it makes with respect to the Administrative Agent, the Administrative Collateral Agent or the Collateral Agent or any other Lender in this Article X. Notwithstanding the foregoing, the parties hereto acknowledge that any such documentation agent and syndication agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

SECTION 10.09  Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 10.10  Overadvances.  Administrative Agent shall not make (and shall prohibit the Issuing Bank and Swingline Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Administrative Agent may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders (each an “Overadvance” and collectively, the “Overadvances”), intentionally and with actual knowledge that such Loans or Letters of Credit will cause the total outstanding Revolving Exposure to exceed the Borrowing Base, as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the Overadvances to Borrower which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the Revolving Exposure equals or exceeds the Borrowing Base shall not exceed the amount equal to $7.5 million outstanding at any time less the then outstanding amount of any Special Agent Advances and shall not cause the Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment, (b) without the consent of all Lenders, (i) no Overadvance shall be outstanding for more than sixty (60) days and (ii) after all Overadvances have been repaid, Administrative Agent shall not make any additional Overadvance unless sixty (60) days or more have elapsed since the last date on which any Overadvance was outstanding, (c) Administrative Agent shall be entitled to recover such funds, on demand from Borrower together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the interest rate provided for in Section 2.06(c) and (d) no such Overadvance shall be made after the Administrative Agent shall have received written notice from the Required Lenders directing it not to make any, or any additional, Overadvances. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Percentage of any such Overadvance provided, that Administrative Agent is acting in accordance with the terms of this Section 10.10. All Overadvances shall be secured by Collateral.

SECTION 10.11  Collateral Matters.  Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the making of Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any Issuing Bank (provided, that in no event shall (i) Special Agent Advances for such purpose exceed the amount equal to $7.5 million in the aggregate outstanding at any time less the then outstanding Overadvances under Section 10.10 hereof and (ii) Special Agent Advances plus the Revolving Exposure exceed the Lenders’ Commitment at the time of such Event of Default or cause any Lender’s Revolving Exposure to exceed such Lender’s Revolving Loan Commitment at the time of such Event of Default). Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Administrative Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Percentage of each such Special Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest interest rate provided for in Section 2.06(a).

SECTION 10.12  Administrative Collateral Agent.  The Administrative Collateral Agent shall have no obligations or duties under this Agreement or any other Loan Documents other than the selection of the auditors and appraisers in connection with audit of, or appraisal of, any of the Collateral.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01  Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to any Loan Party, to Borrower at:

Bear Creek Corporation

2518 South Pacific Highway

Medford, Oregon, 97501

Attention: Chief Financial officer

Telecopy No.: (541) 864-2784

with a copy to:

Wasserstein & Co., LP

1301 Avenue of the Americas

New York, NY 10019

Attention: George L. Majoros, Jr.

Telecopy No.: (212) 702-5635

(b)	if to the Administrative Agent or the Administrative Collateral Agent, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Juan Zuniga

Telecopy No.: (203) 719-3888

with a copy to the Collateral Agent as set

forth in Section 11.01(c) below and, except

with respect to communications under Sections 5.01 and 5.15, to:

Latham & Watkins, LLP

233 S. Wacker Drive, Suite 5800

Chicago, IL 60606

Attention: David K. Rathgeber

Telecopy No.: (312) 993-9767

(c)	if to the Collateral Agent, to it at:

GMAC Commercial Finance LLC

1290 Avenue of the Americas

3rd Floor

New York, NY 10104

Attention: SFG Portfolio Manager

Telecopy No.: (212) 884-7693

with a copy to the Administrative Agent as set

forth in Section 11.01(b) above and, except

with respect to communications under Sections 5.01 and 5.15, to:

Latham & Watkins, LLP

233 S. Wacker Drive, Suite 5800

Chicago, IL 60606

Attention: David K. Rathgeber

Telecopy No.: (312) 993-9767

(d)        if to a Lender, to it at its address (or telecopy number) set forth on the applicable Lender Addendum or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01 and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

(e)        Electronic Communications. Notices, reports (including, without limitation, financial reports, budgets, and collateral reports) and other communications and required or requested deliveries to the Administrative Agent, Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites such as Intralinks) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.03 or 2.18 as, applicable, if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 11.02  Waivers; Amendment.  (a)  No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)        Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, that no such agreement shall (i) increase the Dollar amount of the Commitment of any Lender without the written consent of such Lender or increase the Commitments of all Lenders without the consent of each Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than to waive default interest under Section 2.06(c) to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders), or reduce or forgive any Fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Final Maturity Date, without the written consent of each Lender affected thereby, (iv) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments or set-offs required thereby, without the written consent of each Lender, (v) change the percentage set forth in the definition of “Required Lenders,” “Supermajority Lenders,” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release Holdings or any Subsidiary Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations and upon payment in full of the Obligations), in each case without the written consent of each Lender, or (viii) change any provisions of any

Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Administrative Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Administrative Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders may be effected by an agreement or agreements in writing entered into by Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank, the Collateral Agent, the Administrative Collateral Agent and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of its Loans, accrued interest thereon, accrued fees and all other amounts owing to it or accrued for its account under this Agreement (including, without limitation, all amounts Section 2.12, 2.13 and 2.15). In addition to the foregoing, in no event shall the percentage advance rates set forth in the definitions of “Borrowing Base”, “Fixed Asset Loan Value”, “Inventory Eligibility Factor” or “Net Orderly Liquidation Value” be increased above the original stated percentages set forth in such definitions without the consent of the Supermajority Lenders.

(c)        If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement that requires unanimous approval of all Lenders as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Supermajority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to paragraph (iii) of Section 11.02(b); provided further that each replaced Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 11.03  Expenses; Indemnity.  (a)  Borrower and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by the Agents, the Swingline Lender and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation, execution and delivery, and administration of this Agreement and the other Loan Documents, including any Inventory Appraisal, or in connection with any amendments, modifications, enforcement costs, work-out costs, documentary taxes or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the work-out enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Latham & Watkins, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, or work-out, the fees, charges and disbursements of any other counsel for the Agents or any Lender; provided, that in the case of reimbursement of counsel for Agents, such reimbursement shall be limited to one counsel selected by the Administrative Agent for all such Agents.

(b)        The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank and the Swingline Lender, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, trustees, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges, expenses and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the Transactions, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, under or from any Property owned, leased or operated by any Company, or any Environmental Claim related in any way to any Company; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)        The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be payable within ten (10) Business Days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d)        To the extent that Borrower fails to pay any amount required to be paid by it to the Agents, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 11.03, each Lender severally agrees to pay to the Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents, the Issuing

Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

SECTION 11.04  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Company may assign or otherwise transfer any of its rights or obligations hereunder (except as permitted by Section 6.05(o)) without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender may assign to one or more banks, insurance companies, investment companies or funds or other institutions (other than Borrower, Holdings or any Affiliate or Subsidiary thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, Borrower (except (i) after the occurrence and during the continuation of a Default or Event of Default or (ii) prior to the completion of the primary syndication (as determined by Arranger) of the Commitments and the Loans by the Arranger) and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, any assignment made in connection with the primary syndication of the Commitment and Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless each of Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided, further that any consent of Borrower otherwise required under this paragraph shall not be required if a Default or an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 11.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided, that any liability of Borrower to, or in respect of, such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.04.

(c)        The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)        Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.04 and any written consent to such assignment required by paragraph (b) of this Section 11.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)        Any Lender may, without the consent of Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section 11.04, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender (subject to the requirements of such sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.14(e) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations, provided, that no Lender shall be required to disclose or share the information contained in such register with the Borrower or any other party, except as required by applicable law. Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (i) has purchased a participation in the minimum amount of $1.0 million on or after the Closing Date, (ii) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (x) contain the information required in an Administrative Questionnaire and (y) state the dollar amount of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

(f)        A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with all of the requirements of Sections 2.15 and 2.16 as though it were a Foreign Lender.

(g)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided, that the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing its rights as a Lender under this Agreement unless the requirements of Section 11.04 concerning assignments are fully satisfied.

SECTION 11.05  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.15 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding trust accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding the foregoing, no Lender shall exercise any right of set-off, banker’s lien, or the like against any deposit account or property of the Borrower held or maintained by such Lender without the prior written unanimous consent of the Lenders.

SECTION 11.09  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 11.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

SECTION 11.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12  Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Administrative Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates or its Lender Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and their obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Administrative Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. For the purposes of this Section 11.12, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Administrative Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary; provided, that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.13  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.14  Lender Addendum.  The Revolving Commitment of each Lender as of the Closing Date is set forth in the Lender Addendum executed by such Lender, the Borrower and the Administrative Agent as of the Closing Date, and the aggregate of all such Commitments as of the Closing Date is $125 million.

SECTION 11.15  Effect of Amendment and Restatements.  Each party to this Agreement acknowledges and agrees that (i) this Agreement and the documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing or termination of any of the Existing Debt Obligations as in effect prior to the Closing Date or a novation or payment and reborrowing of any amount owing under the Original Credit Agreement as in effect prior to the Closing Date, (ii) the Existing Debt Obligations are in all respects enforceable with only the terms thereof being modified as provided by this Agreement, (iii) the liens and security interests of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to the Obligations hereunder and (iv) all references in any Loan Document executed and delivered in connection with the Original Credit Agreement shall be deemed to refer without further amendment to this Agreement.

[Signature Pages Follow]

Exhibit 10.1(a)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BEAR CREEK CORPORATION

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

BEAR CREEK ORCHARDS, INC.

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

JACKSON & PERKINS WHOLESALE, INC.

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

BEAR CREEK OPERATIONS, INC.

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

BEAR CREEK DIRECT MARKETING, INC.

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

JACKSON & PERKINS COMPANY

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

JACKSON & PERKINS OPERATIONS, INC.

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

HARRY AND DAVID

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

BEAR CREEK STORES, INC.

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Chief Financial Officer

BEAR CREEK HOLDINGS INC.

By:	/s/ Stephen V. O’Connell
Name: Stephen V. O’Connell
Title: Secretary

[Signature Page to Amended and Restated Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Lender, Issuing Bank, Administrative Agent and Administrative Collateral Agent

By:	/s/ Doris Mesa
Name: Doris Meas
Title: Associate Director, Banking Products Services, US

By:	/s/ Winslowe Ogbourne
Name: Winslowe Ogbourne
Title: Associate Director, Banking Products Services, US

UBS LOAN FINANCE LLC, as Swingline Lender

By:	/s/ Doris Mesa
Name: Doris Meas
Title: Associate Director, Banking Products Services, US

By:	/s/ Winslowe Ogbourne
Name: Winslowe Ogbourne
Title: Associate Director, Banking Products Services, US

[Signature Page to Amended and Restated Credit Agreement]

GMAC COMMERCIAL FINANCE LLC, as a Lender and Collateral Agent

By:	/s/ Daniel Maresca
Name: Daniel Maresca
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

ALLIED IRISH BANKS, P.L.C., as a Lender

By:	/s/ John Farrace
Name: John Farrace
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

CALYON New York Branch, as a Lender

By:	/s/ Mischa Zabotin
Name: Mischa Zabotin
Title: Managing Director

By:	/s/ Ann Le Goulven
Name: Ann Le Goulven
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:	/s/ Rebecca Marts
Its: Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANK OF THE WEST, as a Lender

By:	/s/ Jennifer L. Banks
Its: Vice President

[Signature Page to Amended and Restated Credit Agreement]

CO BANK, ACB, as a Lender

By:	/s/ Jeff Liggett
Name: Jeff Liggett
Its: Assistant Vice President

[Signature Page to Amended and Restated Credit Agreement]

FOOTHILL INCOME TRUST II, L.P,
as a Lender By FIT II GP, LLC, Its Gen Partner

By:	/s/ *
Its: Managing Member

[Signature Page to Amended and Restated Credit Agreement]

*	Signature illegible in original.

HSBC BUSINESS CREDIT (USA) INC., as a Lender

By:	/s/ Adam Moskowitz
Its: First Vice President

[Signature Page to Amended and Restated Credit Agreement]

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ *
Its: Vice President

[Signature Page to Amended and Restated Credit Agreement]

*	Signature illegible in original.

MERRILL LYNCH CAPITAL,
a division of Merrill Lynch Business Financial Services Inc., as a Lender

By:	/s/ Nicola O. Roberts
Name: Nicola O. Roberts
Its: Assistant Vice President

[Signature Page to Amended and Restated Credit Agreement]

UFJ BANK LIMITED, as a Lender

By:	/s/ *
Its: Vice President

[Signature Page to Amended and Restated Credit Agreement]

*	Signature illegible in original.

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender

By:	/s/ Joseph A. Ciciola
Its: Assistant Vice President

[Signature Page to Amended and Restated Credit Agreement]

ANNEX I

APPLICABLE MARGIN

Leverage Ratio	Revolving Loans
	Eurodollar	ABR
Level I > 5.25:1.0	2.25%	1.25%
Level II ≤ 5.25:1.0 but > 4.50:1.0	2.00%	1.00%
Level III ≤ 4.50:1.0	1.75%	0.75%

Each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Leverage Ratio shall be deemed to be in Level I for purposes of determining the Applicable Margin (i) from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d) for any fiscal period ended at least six months after the Closing Date, (ii) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, and (iii) at any time during the existence of an Event of Default.

Schedules to the Credit Agreement
16